Exhibit 10.4

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (the “Agreement”) is made effective as of the 15th day of November, 2013, by and among each lender from time to time a party hereto (individually, a “Lender” and collectively the “Lenders”), REGIONS BANK, an Alabama banking corporation (“Regions’), as Administrative Agent (as defined below) and a Lender and GGT LMI CITY WALK GA, LLC, a Delaware limited liability company (hereinafter referred to as “Borrower”).

R E C I T A L S:

A. Borrower has applied to Administrative Agent (as defined below) and Lenders for a construction loan (the “Construction Loan” / the “Loan”) in the principal amount of Thirty Two Million Four Hundred Seventy Three Thousand Four Hundred Twenty Eight and 00/100 Dollars ($32,473,428.00) to be used by Borrower to finance its construction of a 320 unit luxury apartment complex on certain real property located in Fulton County, Georgia, as more particularly described on Exhibit “A” attached hereto and as described in that certain Deed to Secure Debt and Security Agreement of even date herewith (“Deed to Secure Debt”) securing the Loan (the “Land”), together with the construction of associated amenities and infrastructure (collectively the “Improvements”), in accordance with certain plans and specifications to be prepared by the Architect (as hereinafter defined) and reviewed by Administrative Agent (the Land, as described above, and all Improvements, fixtures and personal property owned by Borrower now or hereafter located on the Land are hereinafter collectively referred to as the “Premises”).

B. Borrower, Administrative Agent and Lenders have negotiated the terms and conditions of, and wish to enter into, this Agreement in order to set forth the terms and conditions of the disbursement of the Loan to be made in accordance herewith.

NOW, THEREFORE, in consideration of the Premises, and of the mutual covenants and agreements set forth below, Borrower, Administrative Agent and Lenders agree as follows:

1. DEFINITIONS. As used in this Agreement the terms listed below shall have the following meanings unless otherwise required by the context:

(a) ADA Agreement: The Americans with Disabilities Act Certificate and Indemnification Agreement of even date herewith by and among Borrower, Guarantor, Administrative Agent and Lenders.

(b) Administrative Agent: Regions Bank, an Alabama banking corporation, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

(c) Administrative Agent’s Office: Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may from time to time notify Borrower and Lenders.

(d) Administrative Agent’s Time: The time of day observed in the city where Administrative Agent’s office is located.

(e) Advance: A disbursement by the Administrative Agent of a portion of the proceeds of the Loan to provide funds for the payment of Loan Costs, the Land, Hard Costs and Soft Costs as such costs are described in the “Use of Proceeds” schedule attached hereto as Exhibit “B”.

(f) Agent-Related Persons: Administrative Agent, together with its affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such persons and affiliates.

(g) Architect: The Preston Partnership, LLC, or any substitute architect providing architectural and design services and approved by Administrative Agent in writing in Administrative Agent’s reasonable discretion.

(h) Architect’s Contract: The contract between the Borrower and Architect for architectural services performed in connection with the construction of the Improvements.

(i) Assignment and Assumption: An Assignment and Assumption in form as set forth on Exhibit “C”.

(j) Assignment of Permits, Final Plans and Specifications, Agreements, Approvals, Trade Names, Fees, Deposits and Associated Documents: An Assignment of Permits, Final Plans and Specifications, Agreements, Approvals, Trade Names, Fees, Deposits and Associated Documents of even date herewith from Borrower assigning to Administrative Agent, among other things, all contract rights, sewer tap rights, utility commitments, licenses and agreements pertaining directly or indirectly to the Land and the use thereof.

(k) Business Day: Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where Administrative Agent’s Office (per the address provided herein) is located.

(l) Collateral Assignment of Leases, Rents and Contract Rights: A Collateral Assignment of Leases, Rents and Contract Rights of even date herewith from Borrower assigning to Administrative Agent all of its right, title and interest in and to all agreements for the leasing of the Premises or any part thereof, and all rents, issues and profits derived or to be derived from the Premises, and all contracts related to the Premises.

(m) Commitment: As to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on the Schedule of Lenders at any one time outstanding, as such amount may be adjusted from time to time in accordance with this Loan Agreement.

(n) Completion Date: August 15, 2015, subject to extension for Excusable Delay, but in no event beyond the Maturity Date (as defined in the Note).

(o) Construction Cost: The actual cost of labor, materials, demolition, land improvements, utility installation, architectural and engineering services, and other work to be performed and costs to be incurred in connection with the construction and completion of the Improvements in accordance with the Final Plans and this Agreement, not to exceed a total of $46,390,611.00 for the Improvements, which amount is the total of all “Hard Costs”, “Soft Costs” and “Loan Costs” described in the “Use of Proceeds” schedule for the Improvements, attached hereto as Exhibit “B”.

(p) Contractor/General Contractor: LMICS, LLC, or a substitute contractor for the Construction of the Improvements approved by Administrative Agent in Administrative Agent’s reasonable discretion.

(q) Contractor’s Contract: The contract between the Borrower and Contractor for construction services performed in connection with the construction of the Improvements.

(r) Deed to Secure Debt: The Deed to Secure Debt and Security Agreement of even date herewith from Borrower to Administrative Agent, securing, among other things, that certain Promissory Note in the amount of Thirty Two Million Four Hundred Seventy Three Thousand Four Hundred Twenty Eight and 00/100 Dollars ($32,473,428.00), and which is a valid first priority lien or security title on all of Borrower’s estate, right, title and interest in and to the fee simple title to the Land, all rents, leases and contract rights related thereto, and all Improvements, fixtures, attached and unattached equipment, furnishings and personal property owned by Borrower to be located on or used in connection with the Land, and any replacement or additions thereof.

(s) Defaulting Lender: A Lender that fails to pay its Pro Rata Share of a Payment Amount within five (5) Business Days after notice from Administrative Agent, until such Lender cures such failure as permitted in this Loan Agreement.

(t) Defaulting Lender Amount: The Defaulting Lender’s Pro Rata Share of a Payment Amount.

(u) Defaulting Lender Payment Amounts: A Defaulting Lender Amount plus interest from the date such Defaulting Lender Amount was funded by Administrative Agent and/or an Electing Lender, as applicable, to the date such amount is repaid to Administrative Agent and/or such Electing Lender, as applicable, at the rate per annum applicable to such Defaulting Lender Amount under the Loan.

(v) Effective Date: The date this Agreement is executed by the parties.

(w) Eligible Assignee: (a) a Lender; (b) an affiliate of a Lender controlled by such Lender; (c) any commercial bank, savings bank, savings and loan association or similar financial institution which (i) has total assets of Ten Billion Dollars ($10,000,000,000) or more, (ii) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (iii) in the reasonable judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (iv) in the reasonable judgment of the

Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; and (d) any other person (other than a natural person) approved by the Administrative Agent, and, unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed). Neither Borrower nor any affiliate of Borrower shall be an Eligible Assignee.

(x) Engineer: Planners and Engineers Collaborative, Inc. or any substitute engineer or any successor engineer approved by Administrative Agent in writing in Administrative Agent’s reasonable discretion.

(y) Engineer’s Contract: The contract between Borrower and Engineer for engineering services in connection with construction of the Improvements.

(z) Excusable Delay: A (i) delay caused by unusually adverse weather conditions which have not been taken into account in the construction schedule, fire, earthquake or other acts of God, strikes, lockouts, acts of public enemy, riots or insurrections or any other unforeseen circumstances or events beyond the control of Borrower (except financial circumstances or events or matters which may be resolved by the payment of money), or (ii) a delay caused by Administrative Agent’s failure to properly fund an Advance (provided that all conditions precedent and requirements to such funding, as provided herein, have been met), and as to which Borrower notifies Administrative Agent in writing within five (5) Business Days after such occurrence; provided, however, no Excusable Delay shall extend beyond the Maturity Date (as defined in the Note).

(aa) Federal Funds Rate: For any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank on such day on such transactions as determined by Administrative Agent.

(bb) Final Plans / Plans: The plans and specifications for the construction of the Improvements on the Land as prepared, signed and sealed by the Architect and reviewed and initialed by Administrative Agent and all amendments and modifications thereto as approved by Administrative Agent.

(cc) Financing Statements: The financing statements from Borrower to Administrative Agent to perfect Administrative Agent’s security interest in the personal property described in the Deed to Secure Debt.

(dd) Funding Date: the date on which an advance of Loan proceeds shall occur.

(ee) Guarantor: LENNAR CORPORATION, a Delaware corporation.

(ff) Guaranty Agreements: The collective Guaranty Agreements of even date herewith executed by Guarantor. It is expressly understood and agreed to between the parties that the Guaranty is enforceable whether or not Administrative Agent seeks recovery from any other guarantors and whether or not Administrative Agent seeks recovery against the collateral securing this loan.

(gg) Improvements: All work accomplished on the Land in accordance with the Final Plans, which Improvements shall consist of the construction of a 320 unit luxury apartment complex.

(hh) Indebtedness: Any and all indebtedness to Administrative Agent, or Lenders evidenced, governed or secured by, or arising under, any of the Loan Documents, including the Loan.

(ii) Indemnified Liabilities: Any and all claims, actions, litigation, losses, liabilities, obligations, liens, damages, penalties, demands, actions, judgments, suits, proceedings, costs, expenses and disbursements (including attorneys’ fees and expenses and experts’ fees and expenses) of any kind or nature with respect to which the Borrower and/or Guarantor has under this Loan Agreement or another Loan Document agreed to indemnify or defend Administrative Agent or any Lender.

(jj) Initial Advance: At closing, Lenders will advance One Thousand and 00/100 Dollars ($1,000.00). Prior to any subsequent Advances, Borrower shall have contributed all of its required equity in the amount of Thirteen Million Nine Hundred Seventeen Thousand One Hundred Eight Three and No/100 Dollars ($13,917,183.00).

(kk) Inspector: The inspecting engineer or architect appointed or employed by Administrative Agent from time to time in its reasonable discretion, the costs of which shall be paid by the Borrower.

(ll) Limited Liability Company Agreement: That certain Limited Liability Company Agreement of GGT LMI CITY WALK GA, LLC dated November 15, 2013.

(mm) Loan Documents: Any and all documents evidencing, securing, or executed in connection with the Loan, including but not limited to the Letter of Credit.

(nn) Material Adverse Effect: A (a) material adverse change in, or a material adverse effect upon, the Project, or the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or Guarantor that has a material impairment of the ability of Borrower and/or Guarantor to perform its obligations under any Loan Document to which it is a party; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower and/or Guarantor of any Loan Document to which it is a party.

(oo) Material Contract: Any contract or agreement for the performance of any work or the supplying of any labor, materials or services for the design or construction of the Improvements, which equals or exceeds $250,000.00 in total price, and shall also include all concrete, steel, electrical, HVAC, and plumbing subcontracts, without regard to the value of the contract. Notwithstanding the foregoing, Borrower shall provide Administrative Agent copies of any and all Material Contracts within fifteen (15) days following execution by the General Contractor or Borrower.

(pp) Note: Promissory Note of even date herewith from Borrower to the order of Administrative Agent in the original principal amount of Thirty Two Million Four Hundred Seventy Three Thousand Four Hundred Twenty Eight and 00/100 Dollars ($32,473,428.00), evidencing the Loan (the “Note”).

(qq) Obligations: all advances to, and debts, liabilities, obligations, covenants and duties of, any party arising under or otherwise with respect to any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, the Indebtedness, and including interest and fees that accrue after the commencement by or against any Loan Party or any affiliate thereof of any proceeding under any debtor relief laws naming such party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

(rr) Payment Amount: An advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability, or any other amount that a Lender is required to fund under this Loan Agreement.

(ss) Permitted Changes: Changes to the Final Plans or Improvements, provided the cost of any single change or extra does not exceed $100,000.00 and the aggregate amount of all such changes and extras (whether positive or negative) does not exceed $250,000.00.

(tt) Permitted Encumbrances: Those encumbrances shown in the final title insurance Policy (as defined hereafter), which have been previously approved by Administrative Agent in writing in its sole and absolute discretion, and other matters if, and only to the limited extent, expressly provided in the Loan Documents.

(uu) Pro Rata Share: With respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time, and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.

(vv) Project: The acquisition of the Land, the construction of the Improvements, and if applicable, the sales, leasing and operation of the Improvements.

(ww) Project Agreements: All agreements between (i) Borrower and the City of Roswell, and/or the County of Fulton, and (ii) in excess of $100,000.00 between Borrower and any other entity with which Borrower has a contractual agreement concerning the development or entitlement of the Project.

(xx) Required Lenders: As of any date of determination at least two Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two Lenders holding in the aggregate at least sixty-six and two-thirds percent (66-2/3%) of the total outstanding amount of all Indebtedness; provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; further provided, so long as there is only one Lender, said Lender shall constitute the Required Lenders and the requirement for two Lenders shall not be applicable.

(yy) Schedule of Lenders: The schedule of Lenders party to this Loan Agreement as set forth on Exhibit “D”, as it may be modified from time to time in accordance with this Loan Agreement.

(zz) Security Agreement and Collateral Assignment of General Construction Contract, Architect’s and Engineer’s Agreements, Subcontracts, Plans and Specifications, and Permits: A Security Agreement and Collateral Assignment of General Construction Contract, Architect’s and Engineer’s Agreements, Subcontracts, Plans and Specifications, and Permits of even date herewith from Borrower assigning to Administrative Agent, among other things, all contract rights, sewer tap rights, utility commitments, licenses, agreements and trade names pertaining directly or indirectly to the Land and the development thereof, the General Construction Contract, the Architect’s Contract, and the Engineer’s Contract.

(aaa) Title Company: Fidelity National Title Insurance Company, or any other title insurance company accepted by Administrative Agent in writing.

2. THE LOAN.

(a) Commitment to Lend and Construction Loan. Borrower agrees to borrow from each Lender, and each Lender severally agrees to make advances of its Pro Rata Share of the Loan proceeds to Borrower in amounts at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Loan and (except for Administrative Agent with respect to Administrative Agent Advances), on the terms and subject to the conditions set forth in this Agreement. Lenders shall make Advances in accordance with the terms hereof, in an amount not to exceed $32,473,428.00 to fund the Loan Costs and Construction Costs (collectively, the “Costs”) allocated to the “Loan Proceeds” for the construction of the Improvements as shown on the Use of Proceeds attached hereto as Exhibit “B”; provided, however, in no event shall the aggregate principal amount disbursed by Lenders exceed (a) the amount that results in a loan-to-value ratio for the Premises greater than sixty-five percent (65%) on a stabilized basis, as determined by reference to the appraisal report delivered to and accepted by Administrative Agent in connection with the origination of the Loan, or (b) an amount that results in a loan-to-cost ratio for the Premises greater than seventy percent (70%) in accordance with the approved source and the Use of Proceeds Schedule attached hereto as Exhibit “B”. The purpose of the Loan is to make funds available to Borrower to enable Borrower to construct the Improvements on the Premises. Lenders’ commitment to lend shall expire and terminate automatically (a) if the Loan is prepaid in full; and (b) upon the occurrence of a Default. The Loan is not revolving. Any amount repaid may not be reborrowed.

(b) Loan Term: The term for the Loan shall be for thirty-six (36) months, commencing from the date of the closing and execution of the loan documentation. Borrower may extend the Loan for two, twelve-month periods (each twelve-month period, an “Extension Period”) after the expiration of the initial 36-month term (the “Mini-Permanent Period”), upon written notice to Administrative Agent no later than forty-five (45) days prior to the expiration of the term or the first Extension Period, as the case may be, provided the following conditions are satisfied prior to each Extension Period:

(i) No uncured Event of Default, or event with the passage of time which would constitute an Event of Default, shall be continuing under the Note or any other Loan Documents;

(ii) Administrative Agent shall have received from Borrower an extension fee in the amount of one-quarter percent (1/4%) calculated on the outstanding principal balance of the Loan at the time of each respective extension (which shall not be applied to the outstanding principal balance of the Loan, but instead shall be paid to Administrative Agent as partial consideration for each such extension), and shall further pay any and all fees, costs and expenses, including reasonable attorneys’ fees, recording costs, taxes and/or any other fees incurred by Administrative Agent in reviewing the request for extension and/or documenting same, or arising as a result of the extension.

(iii) All construction of all Improvements have been completed, lien-free (other than Permitted Encumbrances, so long as no mechanics’ or materialmens’ liens or any construction liens exist), in conformance with the Final Plans;

(iv) The Borrower shall meet the minimum Debt Service Coverage Ratios (the “Debt Service Coverage Ratios”) for each Extension Period, to be tested as of the commencement of each respective Extension Period and throughout the Mini-Permanent Period, as described below; and

(v) Borrower shall provide, at its sole cost and expense, a date-down endorsement to Administrative Agent’s title policy which reflects that (a) Administrative Agent’s lien via the Deed to Secure Debt maintains its status as a first lien on the Premises, (b) the real estate taxes for the Premises have been paid (to the extent due), unless the same are being contested in good faith by appropriate proceedings diligently conducted and Borrower has established and is maintaining adequate reserves therefore and is otherwise in compliance with the Loan Documents, (c) no new title matters have appeared of record to which Administrative Agent has not consented, and (d) no liens, encumbrances, or lis pendens have been filed against the Premises.

For purposes of subsection (b)(iv) of this Section, Borrower shall maintain the following minimum Debt Service Coverage Ratios during each Extension Period: (i) for the first Extension Period, the Project shall exhibit a Debt Service Coverage Ratio of 1.10x, to be tested quarterly throughout the first Extension Period based on the immediately trailing three (3) months; and (ii) for the second Extension Period, the Project shall exhibit a Debt Service Coverage Ratio of 1.25x, to be tested quarterly throughout the second Extension Period based on the immediately trailing twelve (12) months.

For purposes hereof, Debt Service Coverage Ratio is defined as Net Operating Income (“NOI”) divided by Debt Service (“DS”). For purposes hereof, NOI shall be calculated as the recurring Premises-related income collected for the previous trailing 3-months or 12-months, as the case may be (provided above), less the actual operating expenses for such period. DS shall be calculated as the quarterly or annual debt payments, as the case may be, that would be paid based upon a mortgage-style amortization schedule using (a) the outstanding principal Loan balance (including any Advance(s)), (b) the greater of the actual interest rate on the Note, six percent (6.0%), or the prevailing 10-year U.S. Treasury note rate (as published in Administrative Agent’s local edition of The Wall Street Journal) plus 2.50%, and (c) a thirty (30) year amortization period (for the first Extension Period) and a twenty-nine (29) year amortization period (for the second Extension Period).

Borrower shall take the Loan and expressly agrees to comply with and perform all of the terms and conditions of this Agreement, the Note, the Deed to Secure Debt, and the Loan Documents evidencing and securing the Loan. The Loan shall be evidenced by the Note and secured by the Deed to Secure Debt and other Loan Documents executed on or about even date herewith. Borrower acknowledges that the payment terms will change from interest-only payments to principal plus interest payments during any Mini-Permanent Period, as provided in the Note.

(c) Evidence of Debt. Amounts of the Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(d) Certain Provisions Regarding Administration of Syndicated Loan. The terms and provisions set forth on Exhibit “E” attached hereto are by this reference made a part hereof.

3. CONSTRUCTION OF IMPROVEMENTS.

(a) Commencement and Completion. Borrower shall commence construction of the Improvements within sixty (60) days after Closing (or Administrative Agent’s and Lenders’ obligations hereunder shall be terminated), and shall prosecute the construction of the Improvements with diligence and continuity, in accordance with all applicable laws and governmental requirements, the Final Plans and the Loan Documents. Commencement of construction is defined as the date of commencement of tree barricading and excavation for utilities and roads. Borrower shall prosecute such construction with diligence and dispatch so that the Improvements, including, but not limited to, the main buildings, parking, paving, landscaping, water and sewer lines, electrical lines and telephone lines on the Land are fully complete and renovated in material accordance with the Final Plans and ready for occupancy on or before the Completion Date, free and clear of all liens or claims for materials, labor, services, or other items furnished in the construction of the Improvements, and in full compliance with all building, zoning and other applicable local, state and federal ordinances and regulations. Completion shall be evidenced by a Certificate of Completion from the Engineer and Architect, and by issuance of a final Certificate of Occupancy, or its local equivalent, on all of the Improvements, by all governmental authorities having jurisdiction. On or before completion of the Improvements, Borrower shall also obtain the issuance of a final title endorsement to Administrative Agent’s title policy evidencing such lien-free completion. A complete set of the Final Plans shall have been delivered to Administrative Agent, each page of which has been approved by the Administrative Agent and the Borrower, on or prior to the date hereof. Borrower shall not permit cessation of work for a period in excess of fifteen (15) consecutive Business Days or thirty (30) non-consecutive Business Days, except for Excusable Delays. Borrower shall promptly correct (a) any material defect in the Improvements, (b) any material departure from the Final Plans, law or governmental requirements, or (c) any encroachment by any Improvements or structure on any building setback line, easement, property line or restricted area (whether by removal of the encroachment, the receipt of an applicable variance and/or easement).

(b) Compliance with and Changes to the Final Plans. No construction shall be undertaken on the Premises except in substantial accordance with the Final Plans. Borrower assumes full responsibility for the compliance of the Final Plans and the Premises with all laws, governmental requirements and sound building and engineering practices. Excepting Permitted Changes, no plans or specifications, or any changes thereto, shall be included as part of the Final Plans until approved by Administrative Agent, its Inspector, all applicable governmental authorities, and all other parties required under the Loan Documents. Without Administrative Agent’s prior written consent, Borrower shall not change or modify the Final Plans, agree to any change order, or allow any extras to any contractor or any subcontractor, except that Borrower may make Permitted Changes if: (a) Borrower notifies Administrative Agent in writing of the change or extra with appropriate supporting documentation and information; (b) Borrower obtains the approval of the applicable contractor, Borrower’s architect, all sureties, and all applicable counterparties; (c) the structural integrity, quality and standard of workmanship of the Improvements is not materially impaired by such change or extra; (d) no substantial change in architectural appearance is effected by such change or extra.

(c) Right of Administrative Agent to Inspect. Administrative Agent, Inspector, and any other agent or representative of Lenders shall have the right to enter the Premises for the purpose of inspection of the construction and the Improvements thereon at all reasonable times on reasonable prior notice and at Administrative Agent’s sole risk and Inspector shall provide Administrative Agent with periodic written reports at Borrower’s expense. During the continuance of an Event of Default by Borrower under the terms of any of the Loan Documents or this Agreement, Borrower shall use its best efforts to cause all subcontractors to cooperate with Administrative Agent, Inspector, and such agents and representatives in the exercise of their rights and performance of their duties hereunder. This provision shall not impose on Administrative Agent any obligation to inspect or to correct any defects discovered or to notify any person with respect thereto.

4. CONDITIONS TO ADMINISTRATIVE AGENT’S OBLIGATION TO CLOSE. The conditions listed below are a condition precedent to any obligation of Administrative Agent and Lenders, including, without limitation, any obligation to close the Loan, and shall be complied with in form and substance reasonably satisfactory to Administrative Agent prior to the closing of the Loan, except as may be expressly provided below:

(a) Title Insurance: Borrower shall deliver to Administrative Agent an original Title Commitment (the “Title Commitment”) for a Mortgagee Title Insurance Policy (the “Policy”) issued by the Title Company, in the amount of the Note, showing “Regions Bank, an Alabama banking corporation, and its successors and assigns” as insured, which Title Commitment shall commit to insure (i) Administrative Agent against loss or damage on account of mechanics liens upon the Premises, (ii) that the Deed to Secure Debt is a valid first lien on the fee simple title at the time of each Advance, and (iii) that title to the Land encumbered by the Deed to Secure Debt is good and marketable and free and clear of all liens, encumbrances, easements, exceptions, reservations and restrictions except for those Permitted Encumbrances approved by Administrative Agent. Administrative Agent shall be sent copies of all recorded exceptions and the title premium invoice and will require notification from the Title Company of survey approval. All standard exceptions shall be deleted from the Policy. If construction has commenced, affirmative insurance as to mechanics liens shall be provided by the Title Company, and an Insured Closing Letter shall be required. Additionally, Reinsurance and Direct Access Agreement will be required if requested by Administrative Agent.

(b) Survey: Borrower shall furnish to Administrative Agent a survey recently dated, showing a legal description identical to that in the Title Commitment and complying with the Administrative Agent’s requirements. The certification shall be to the Administrative Agent, the Lenders, the Title Company, Foley & Lardner LLP, and the Borrower. Borrower shall furnish the surveyor with a copy of the Mortgagee Title Commitment and copies of all recorded title exceptions in order that the Surveyor can locate all easements and other matters affecting the property. Six (6) prints of the survey shall be required and they will be included in the closing binders. Borrower shall deliver one (1) print of the survey to the Title Company for its review and approval prior to closing the Loan.

(c) Plans and Specifications: Borrower shall deliver to Administrative Agent the Final Plans signed and sealed by all engineers and bearing evidence of the approval of the appropriate governmental authorities prior to the closing of the Loan, which must be acceptable to Administrative Agent in its reasonable discretion prior to the first advance for Construction Costs. The Final Plans should be delivered to the Administrative Agent, including a print of the approved site plan and drainage plan. The Improvements shall be constructed in accordance, in all material respects, with said Final Plans to be submitted to Administrative Agent for approval.

(d) Contracts: Borrower shall deliver to Administrative Agent an executed copy of the Contractor’s Contract, the Architect’s Contract, and the Engineer’s Contract, and any amendments or change orders thereto.

(e) Contractors’ License: Borrower shall deliver to Administrative Agent a copy of the Contractor’s licenses, if any, which must be valid and current.

(f) Note: The Note shall be duly authorized, executed and delivered to Administrative Agent.

(g) Deed to Secured Debt and Security Agreement: The Deed to Secured Debt shall be duly authorized, executed, acknowledged, delivered to Administrative Agent, and recorded, which shall be a valid first mortgage lien on the property set forth therein.

(h) Guaranty Agreements: The Guaranty Agreements shall be duly authorized, executed, and acknowledged by Guarantor, and delivered to Administrative Agent.

(i) Assignments: The Collateral Assignment of Leases, Rents and Contract Rights, the Assignment of Permits, Final Plans and Specifications, Agreements, Approvals, Trade Names, Fees, Deposits and Associated Documents and the Security Agreement and Collateral Assignment of General Construction Contract, Architect’s and Engineer’s Subcontracts, Plan and Specifications and Permits, shall be duly authorized, executed, and acknowledged by Borrower, and delivered to Administrative Agent.

(j) Budget/Plan Analysis: Borrower shall deliver to Administrative Agent a budget/plan analysis performed by an engineer. The cost and design of the Improvements must be reviewed and approved by a qualified third-party Inspector prior to the first advance for construction costs to confirm that the costs to complete the Improvements do not exceed $46,390,611.00. In addition, the Inspector will be required to perform monthly site inspections, but not more than once per calendar month, so long as: (i) there is no Event of Default, (ii) there is no event which, with the passage of time or notice, would constitute an Event of Default, and (iii) there is no more than one (1) draw request per month. The Inspector will be chosen by Administrative Agent, but the costs of the Inspector will be paid for by Borrower.

(k) Borrower’s Affidavit: An affidavit of Borrower shall be executed and delivered to Administrative Agent certifying that no liens exist on the Premises other than for taxes not yet due and payable and that no other parties are entitled to possession except Borrower.

(l) Financing Statements: Administrative Agent may record and/or file such UCC Financing Statements Administrative Agent may require to perfect its security interest in the personal property described in the Deed to Secure Debt and the Assignments.

(m) Notice of Commencement: The Notice of Commencement shall have been properly executed, recorded and posted at the job site subsequent to the date of and the time of recording of the Deed to Secure Debt, and prior to, but within thirty (30) days of, the commencement of any work or construction on the Land (unless otherwise specifically consented to in writing by Administrative Agent) and a copy thereof furnished to Administrative Agent. The Notice of Commencement shall designate Title Company and Administrative Agent as additional persons upon whom notices shall be served.

(n) Equity Funds: Borrower shall supply evidence satisfactory to Administrative Agent of source and sufficiency of funds to complete construction of Improvements in accordance with prior approved Final Plans. In addition, Borrower shall provide at closing a minimum equity contribution of Thirteen Million Nine Hundred Seventeen Thousand One Hundred Eight Three and No/100 Dollars ($13,917,183.00). Borrower shall supply invoices and canceled check as evidence of equity funds already spent for the Premises, which evidence may be including, without limitation, evidence of payment of the cost of the Land prior to or at closing of the Loan as evidence of equity funds already spent for the Premises. In the event the estimated cost of the Improvements exceeds the funds allocated as “Loan Proceeds” on the Use of Proceeds attached hereto as Exhibit “B” plus Borrower’s equity contribution, if any, Administrative Agent is to receive evidence of additional equity expenditures; such evidence may be in the form of paid bills and/or waivers of lien from subcontractors and suppliers. There shall be at all times undisbursed funds sufficient to complete the Improvements; otherwise, Administrative Agent has the option to require expenditure of such additionally required funds by Borrower prior to any subsequent disbursements by Administrative Agent.

(o) Insurance: From and after the date hereof until completion of construction of the Improvements, Borrower shall maintain Builder’s Risk Insurance on the Premises. The deductible for said insurance shall not exceed Fifty Thousand and No/100 Dollars ($50,000.00). In addition, the Borrower shall obtain public liability insurance naming Administrative Agent as an additional insured insuring against all claims for personal or bodily injury, death, or property damage occurring upon, in or about the Premises in an amount of not less than One Million and No/100 Dollars ($1,000,000.00) single limit coverage and Two Million and No/100 Dollars ($2,000,000.00) annual aggregate coverage; provided such commercial general liability insurance may be satisfied by the issuance of an Owners Contractors Protective Policy (in form and content acceptable to Administrative Agent) insuring Borrower, the General Contractor and Administrative Agent in the above stated amounts. The Borrower will keep all buildings and improvements whether now standing on the Premises or hereafter erected and all fixtures and personal property located in and on the Premises, continuously insured in an amount no less than full insurable value, which coverage shall insure the Premises against loss or damage by fire and by the perils covered by extended coverage and against such other hazards as the Administrative Agent, in its sole discretion, shall from time to time require, for the benefit of the Administrative Agent. The Borrower shall also obtain the following insurance (a) if applicable, worker’s compensation insurance coverage which evidences Borrower’s compliance with all of the requirements of Georgia law with respect to worker’s compensation insurance; (b) architect’s and engineer’s liability insurance policy, to the extent such insurance is carried by the Architect or Engineer; (c) if the Premises are located in an area designated by the Federal Emergency Management Agency as a special flood hazard area, flood insurance which shall be in an amount equal to the maximum limit of coverage available with respect to the Premises under the Federal Flood Insurance Program; provided, however, that flood insurance will not be required on any portion of the Premises that is not located in a special flood hazard area; (d) general liability insurance and workers compensation insurance from the General Contractor through the Owners Contractors Protective Policy; and (e) upon issuance of the certificate of occupancy for the Premises, Borrower shall provide business interruption/rental income insurance against loss of income in an amount of not less than one hundred percent (100%) of six (6) months of rent for the Premises. All such insurance at all times will be in an insurance company or companies in such amounts and with terms acceptable to the Administrative Agent, with loss, if any, payable to the Administrative Agent as its interest may appear, pursuant to a noncontributory mortgagee clause which shall be satisfactory to the Administrative Agent and addressed to: Regions Bank, an Alabama banking corporation, 1042 Main Street, Second Floor, Dunedin, Florida 34698, Attention: Commercial Loan Administration. All insurance policies required hereunder shall provide that they will not be canceled or modified without thirty (30) days prior written notice to the Administrative Agent. Upon the issuance of such policies the Borrower will deliver to the Administrative Agent certificates of insurance. Any policies furnished to the Administrative Agent shall become its property in the event the Administrative Agent becomes the owner of the Premises by foreclosure or otherwise (with the exception of any blanket and/or umbrella policies issued to Administrative Agent. Subject to the provisions of Section 1.4 of the Deed to Secure Debt, the Administrative Agent is hereby authorized and empowered, at its option, to adjust or compromise any loss under any insurance policies on the Premises, and to collect and receive the proceeds from any such policy or policies.

(p) Contracts and Subcontracts: In addition to the requirements set forth hereinabove, Borrower shall supply Administrative Agent with executed copies of the contract with the General Contractor and all Material Contracts for all labor, material and equipment to complete the land development and the Improvements thereon. The General Contractor must be acceptable to Administrative Agent in Administrative Agent’s reasonable discretion. Administrative Agent hereby approves LMICS, LLC as the General Contractor. The General Contractor shall also provide financial statements to Administrative Agent for Administrative Agent’s approval in Administrative Agent’s reasonable discretion.

(q) Appraisal: Administrative Agent must receive and approve a certified appraisal of the Premises, the costs of which shall be paid by Borrower.

(r) Expenses: Borrower shall pay all those fees and charges due and payable or ordered paid by Administrative Agent as provided herein under Paragraph 9 of this Agreement entitled Expenses.

(s) Public Requirements: Borrower shall deliver to Administrative Agent:

(i) Prior to the first Advance for construction, all authorizations, building permits, licenses and approvals, free of all contingencies, required by any governmental authority for the construction of the Improvements and operation of the Premises for the purposes contemplated herein in accordance with the Final Plans.

(ii) Evidence satisfactory to Administrative Agent that all utilities (water, electricity and telephone) and storm and sanitary sewer drainage and water facilities and solid waste removal are or will be available to the Premises and are adequate for and may be utilized by the Improvements erected or to be erected on any portion thereof.

(iii) Prior to the first Advance for construction, evidence satisfactory to Administrative Agent confirming that fire flow water supply is available at the Premises and provides adequate water pressure for utilization by the Improvements which will ultimately be erected on any portion thereof to provide adequate fire protection for the Premises.

(iv) Evidence satisfactory to the Administrative Agent that all roads necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate governmental authorities or have been dedicated to public use and accepted by such governmental authorities and that all necessary steps have been taken by Borrower and such governmental authorities to assure the complete construction and installation thereof.

(v) Verification from appropriate governmental authorities that the Premises is zoned in accordance with the proposed use, that such zoning is consistent with and permitted under the appropriate land use plan for the area, and that all requirements for the development of the Premises as contemplated herein are satisfied. A letter in form required by Administrative Agent shall be submitted to Administrative Agent together with a certified copy of the zoning ordinance, a certified copy of the zoning map, a copy of the preliminary site plan as approved by the zoning department.

(vi) Copies of preliminary subdivision plats, restrictive covenants, plans of developments, and all other documents required by the local zoning and subdivision ordinances, and such other documents required by and satisfactory to Administrative Agent; and evidence satisfactory to Administrative Agent and its counsel that the Final Plans conform to all federal, state and local laws, ordinances, rules and regulations regulating air and water pollution and land use.

(vii) Evidence that all proposed construction shall be in full compliance in all material respects with all rules and regulations of governmental authorities having jurisdiction including but not limited to environmental and pollution control and protection.

(t) Entity Documents:

(i) The following documents shall be required with respect to the Borrower:

(a) Certified copy of Borrower’s Certificate of Formation filed with the Secretary of State of Delaware;

(b) Certified copy of Borrower’s Limited Liability Company Agreement;

(c) Current good standing certificate from the Secretary of the State of Delaware and a current certificate that Borrower is authorized to do business in Georgia from the Georgia Secretary of State; and

(d) Resolution of the members of Borrower authorizing the execution and delivery of the Loan Documents and all other documents necessary or desirable, for the consummation of the transaction contemplated herein.

(ii) The following documents shall be required with respect to the Guarantor:

(a) Certified copy of Certificate of Incorporation filed with the Secretary of State of Delaware;

(b) Certified copy of the Bylaws;

(c) Current good standing certificates from the State of Delaware; and

(d) Resolution of the directors of Guarantor authorizing the execution and delivery of the Loan Documents and all other documents necessary or desirable, for the consummation of the transaction contemplated herein.

(u) Opinion of Borrower’s and Guarantor’s Counsel: The Letter of Opinion of Borrower’s and Guarantor’s counsel shall be acceptable to Administrative Agent and Administrative Agent’s counsel.

(v) Easements and Agreements: Administrative Agent shall have received and approved all necessary easements and agreements between the Premises and adjacent properties and dedicated public rights of way, if necessary, in order for the Premises to have adequate drainage, retention, utilities, parking, access and ingress-egress.

(w) Tax I.D. Numbers: Tax Identification Numbers of Borrower and Guarantor shall be provided to Administrative Agent.

(x) Financial Statements and Tax Returns: Current financial statements and tax returns of Borrower and financial statements of Guarantor shall be delivered to and approved by Administrative Agent.

(y) UCC-11 Searches: UCC-11 searches from the Secretary of State of Delaware on Borrower and Guarantor may be obtained by Administrative Agent and Administrative Agent’s counsel, in their sole discretion, at Borrower’s cost. Copies of all items noted on the searches shall be furnished to Administrative Agent at least three (3) days prior to closing of the Loan.

(z) Taxes: All taxes and assessments payable in connection with the Premises and the Improvements are to be paid at the time of the closing of the Loan and subsequent taxes and assessments must be paid when due. Paid ad valorem tax receipts for the year 2012 shall be furnished to Administrative Agent prior to the closing of the Loan, provided that if the Policy does not take exception for 2012 ad valorem taxes, this condition shall be deemed satisfied.

(aa) Satisfaction of Deeds to Secure Debt: Satisfaction of all existing deeds to secure debt affecting the Premises, if any, will be required prior to the closing of the Loan, provided that if the Title Company agrees to issue the Policy without exception for any existing deeds to secure debt, this condition shall be deemed satisfied.

(bb) Liens: Administrative Agent shall receive evidence satisfactory to Administrative Agent in Administrative Agent’s sole discretion that no liens exist for work done prior to the closing of the Loan and that no rights exist which could be deemed superior to Administrative Agent’s lien priority as a first mortgagee or grantee under the Deed to Secure Debt.

(cc) Toxic Waste and Environmental Audits: Borrower shall provide to Administrative Agent a Phase I Environmental Audit which must be acceptable to Administrative Agent, otherwise Administrative Agent shall not be obligated to close the Loan. Additionally, as a condition to closing the Loan, Borrower and Guarantor shall execute and deliver an Environmental Indemnification Agreement prepared by Administrative Agent which shall hold Administrative Agent and its successors and assigns harmless in the event of present or future existence of hazardous substances. It is expressly understood and agreed to between the parties that such obligations under the Environmental Indemnification Agreement are enforceable whether or not Administrative Agent seeks recovery against the collateral securing the Loan.

(dd) Soil Test Report: A satisfactory soil test report shall be submitted to Administrative Agent for its review and approval, which approval shall be in Administrative Agent’s reasonable discretion.

(ee) Cost Breakdown: Borrower shall deliver to Administrative Agent a Cost Breakdown and a Project Budget for the Improvements satisfactory to Administrative Agent in its sole discretion.

(ff) Access: Borrower shall deliver to Administrative Agent evidence that access to the Premises is provided by a publicly dedicated paved road appurtenant thereto.

(gg) Fees: Borrower shall have paid Administrative Agent any remaining portion of the loan origination fees for the Loan.

(hh) Premises Location: The location and quality of the Land where the Premises shall be constructed with the Loan Proceeds must be acceptable to Administrative Agent in its sole and absolute discretion.

(ii) Flood Certification: Administrative Agent, at Borrower’s expense, shall obtain a flood certification from a third party and a signed notice to Borrower, if applicable.

(jj) Loan Origination Fee. Borrower shall have paid to Administrative Agent a nonrefundable loan origination fee in the amount of One Hundred Sixty Two Thousand Three Hundred Sixty-Seven and 00/100 Dollars ($162,367.00) in connection with the Loan (the “Origination Fee”). The parties recognize and agree that the Origination Fee (i) was not and is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower; and (ii) was a material inducement for Administrative Agent to make the Loan and for having Administrative Agent ready, willing and able to fund the Loan in accordance with the terms of this Agreement. Borrower’s payment of the Origination Fee to Administrative Agent is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Administrative Agent pursuant to the terms and conditions of the Note and the other Loan Documents.

(kk) Other Documents: Borrower shall deliver to Administrative Agent such other documents and information as Administrative Agent may reasonably require.

(ll) Representations and Warranties: The representations and warranties of Borrower as set forth in this Agreement and the Loan Documents shall be true and correct.

(mm) Standard Lease Form: Borrower shall have submitted and Administrative Agent shall have pre-approved in writing (in Administrative Agent’s sole and absolute discretion) the form and content of a standard lease agreement to be used for all leases affected the Premises, which form shall include a subordination provision (in form and content approved by Administrative Agent in its sole and absolute discretion) for each tenant now or hereafter existing on the Premises.

(nn) Letter of Credit: Administrative Agent shall have received an Irrevocable Standby Letter of Credit (the “Letter of Credit”) issued by Citibank, N.A. in an amount no less than $2,435,507.00 and listing Regions Bank as sole beneficiary, which shall be in form and content acceptable to Administrative Agent, and shall be duly authorized, executed and delivered to Administrative Agent. The Letter of Credit shall be issued for a term of no less than twelve months from the date hereof, and shall carry an automatic extension clause. Borrower acknowledges and covenants that the Letter of Credit shall secure the Note.

(oo) Tax Tracking Fee. If this Loan is secured by real estate and is for a business or commercial purpose, Borrower agrees to pay Administrative Agent a Tax Tracking Fee in the amount of $195.00. The Tax Tracking Fee will be paid to Administrative Agent or withheld from the Loan proceeds at the closing of this Loan. The Tax Tracking Fee will reimburse Administrative Agent for its cost of verifying that property taxes due on the real estate securing this Loan are paid during the term of this Loan. The Tax Tracking Fee will be charged for each twelve month extension term, if the Loan is extended.

Upon the Closing of the Loan, Administrative Agent acknowledges that all conditions in this Section 4 are satisfied or waived by Administrative Agent unless otherwise provided pursuant to the Closing Agreement between Borrower and Administrative Agent of even date herewith.

5. CONDITIONS TO EACH ADVANCE. Advances hereunder shall be made not more than once a month, upon compliance with the following conditions in form and substance satisfactory to Administrative Agent, in its reasonable discretion:

(a) No Default: The warranties and representations contained in this Agreement are correct and true in all material respects, all the covenants, terms and conditions of this Agreement remain satisfied, all conditions contained in Paragraph 4 above have been satisfied in all material respects, and no Event of Default (hereinafter defined), or circumstances or events which upon the lapse of time, the giving of notice, or both, could become an Event of Default, has occurred and is continuing as of the date of the Advance;

(b) Request and Evidence of Construction and Payment: Ten (10) business days prior to each Advance Borrower shall supply Administrative Agent and the Inspector with Administrative Agent’s Draw Request Form(s), attached hereto as Exhibit “G”, executed by Borrower for an Advance, which request shall set forth the amount sought, shall constitute a covenant and affirmation of Borrower that the warranties and representations in this Agreement are correct and true in all material respects, that all the covenants, terms and conditions of this Agreement are being complied with in all material respects, and that no Event of Default has occurred and is continuing as of the date of the Advance. Each request for an Advance shall be accompanied by a completed AIA Form G-702 and G-703 with full cost breakdown. This Form must be executed by the Contractor and must be notarized, and must be accompanied by such other evidence as may from time to time be requested by Administrative Agent, including but not limited to, applications, certificates and affidavits of Borrower, Inspector, Contractor, Title Company and an independent inspector approved by Administrative Agent, showing:

(i) The percentage of completion of the Improvements and the value of that portion of the Improvements completed at that time.

(ii) Waiver of lien one month in arrears from all subcontractors and materialmen indicating the dollar amount received from previous draw. All waivers are to be in statutory form except for those waivers that Administrative Agent, in Administrative Agent’s sole discretion, agrees to accept by virtue of an endorsement on the check delivered to such persons.

(iii) Waiver of lien from Contractor for the total amount of the previous draw and indicating that all outstanding claims for labor, materials and fixtures through the date of the last Advance have been paid and liens therefor waived in writing, except for non-paid claims approved by Administrative Agent.

(iv) Updated title endorsement to within seven (7) days, showing that there are no liens outstanding against the Premises except for Administrative Agent’s lien and security interest, other than Permitted Encumbrances.

(v) Written report from Inspector showing that all work prior to the date of the request for an Advance has been done in a workmanlike manner by the Contractor and all subcontractors, and in accordance with the Final Plans.

(vi) If applicable, that the payment and performance bonds required by Administrative Agent pursuant to the terms of this Agreement are in full force and effect.

(vii) For soft costs, copies of all bills or statements for expenses for which the Advance is required.

(viii) That all change orders and extras required to be approved have been approved in writing by Administrative Agent.

(ix) That the amount of undisbursed Loan proceeds are sufficient to pay the cost of completing the Improvements in accordance with the Final Plans.

(x) That each requisition of funds is to be used for the specific account for which the requisition is made.

(xi) That funds requested to be disbursed are not for any other purpose or in any other amount than as allocated on the Use of Proceeds attached hereto as Exhibit “B”.

The request for an advance shall contain claims for labor and materials to the date of the last inspection by Inspector and not for labor and materials rendered thereafter. One time each month which date must be agreed to by Administrative Agent and the Inspector, the Inspector will inspect the Premises to determine the percentage of completion for purposes of the next request for an Advance.

Disbursements shall be made by Administrative Agent, and Borrower shall comply with all reasonable disbursing requirements of Administrative Agent. Administrative Agent shall not be liable to Borrower or Contractor based upon reallocation of the Loan Proceeds and disbursements of such Loan Proceeds and Borrower and Contractor expressly waive any such claim against Administrative Agent. In the event that savings in any line item of the Use of Proceed attached hereto as Exhibit “B” is actually realized, and Administrative Agent receives evidence of such savings reasonably satisfactory to Administrative Agent, then such savings may be applied to any other line item of the Use of Proceeds, provided that Borrower delivers written notice thereof to Administrative Agent of such savings and provided that such reallocation shall not affect the interest reserve line item, any taxes line item, or the Developer’s Fee line item (positive or negative).

(c) On-Site Materials: Administrative Agent shall from time to time make, upon the request of Borrower, advances for major materials (the “Materials”) which are to be incorporated into the Improvements but which, at the time of the advance, are stored at the Premises and are not yet affixed to or incorporated into the Improvements, provided that:

(i) all conditions for an advance under this Agreement are satisfied;

(ii) the aggregate amount of all advances for On-Site Materials do not exceed One Million and No/100 Dollars ($1,000,000.00);

(iii) the storer shall have agreed with Administrative Agent that Administrative Agent and/or its Inspector may inspect the Materials at any time and shall have further agreed not to permit the removal thereof without Administrative Agent’s prior authorization, which authorization shall not be unreasonably withheld; and

(iv) Administrative Agent has received, in respect of each advance, invoices for the full price of the Materials, and evidence that insurance policies (which shall be provided by the General Contractor) as required pursuant to this Agreement cover the Materials and are in full force and effect, which may be the existing insurance policy if the existing policy does not have an exclusion for on-site material.

The approval of any such Certificate by Administrative Agent shall not constitute an acceptance of the work and materials, nor be binding upon Administrative Agent, except to the extent that the facts are so represented when so approved. No advances shall be made for materials to be stored off-site, except as otherwise provided herein.

(d) Subcontractors: Borrower shall supply Administrative Agent with a list of all subcontractors engaged by the Contractor for all labor, materials and equipment to complete the land development and the Improvements thereon together with a brief description of the nature of work or materials being provided and the contract price for each subcontractor.

(e) Title Insurance: Administrative Agent shall receive an endorsement to the policy of title insurance updating the policy to the date of the current Advance and increasing the insurance coverage to an amount equal to the sum of all prior Advances and the current Advance, without additional exceptions or objections, except those specifically approved in writing by Administrative Agent.

(f) Survey: Upon completion of the foundation, a foundation survey of the Premises shall be furnished Administrative Agent showing the Improvements to be constructed to be within lot lines and building setback lines, and also showing easements, roads, etc. After completion of the foundation of any “new” Improvements constructed by Borrower, an updated foundation survey shall be furnished Administrative Agent if requested by Administrative Agent or Title Company.

(g) Development Fee: The $1,391,718.00 “development fee” set forth in the Budget may be paid to Borrower prior to the Completion Date based on equal monthly installments for the first twenty-one (21) months of construction (without taking into account contractor retainage).

(h) Equity: Before Administrative Agent makes any subsequent Advance of Loan funds, Borrower shall provide a minimum equity contribution in the Premises of Thirteen Million Nine Hundred Seventeen Thousand One Hundred Eight Three and No/100 Dollars ($13,917,183.00). Borrower shall supply invoices and canceled check as evidence of equity funds already spent for the Premises, which evidence may be including, without limitation, evidence of payment of the cost of the Land prior to or at closing of the Loan as evidence of equity funds already spent for the Premises.

(i) Cost Savings: After Completion of Improvements and disbursement of the Final Hard Cost Advance and retainages as provided in Section 7 herein, upon the request of Borrower, and to the extent Loan funds are available, including without limitation funds from any “contingency” categories, and so long as Borrower has achieved a Debt Service Coverage Ratio of 1.25 for the trailing three months based on the greater of the actual interest rate on the Note, six percent (6.0%), or the prevailing 10-year U.S. Treasury note rate (as published in Lender’s local edition of The Wall Street Journal) plus 2.50%, and a thirty (30) year amortization period, Administrative Agent shall disburse such funds to Borrower.

6. RIGHT TO WITHHOLD FUNDS: In addition to the right to require Equity Funds hereunder, Administrative Agent may elect to withhold any Advance, notwithstanding the substance of any report of the Inspector, Engineer or Architect, or any documentation submitted to Administrative Agent in connection with a request for an Advance, if Administrative Agent reasonably determines at any time that the actual cost budget or progress of construction differs materially from that as shown on the Use of Proceeds attached hereto as Exhibit “B” (as may be adjusted pursuant to Section 5(b)), or that the percentage of progress of construction of the Improvements differs materially from that as shown on the request for an Advance for the period in question. Furthermore, if any instrument or document submitted by Borrower in connection with any Advance request does not comply in all respects, in the reasonable exercise of Administrative Agent’s discretion, with the conditions and requirements of this Agreement then Administrative Agent may amend, reduce or withhold funding of an Advance request, as Administrative Agent, in its reasonable and timely discretion, shall deem proper under the circumstances.

Borrower expressly acknowledges and agrees that any notice given by Administrative Agent pursuant to this Agreement or any of the Loan Documents shall be absolutely privileged and not a basis for any claims for slander, libel, defamation or any such claim.

7. ADMINISTRATION OF ADVANCES AND PAYMENTS

(a) Payment of Advances.

(i) Following receipt of a Draw Request Form, Administrative Agent shall promptly provide each Lender with a copy of the Draw Request Form in the form of Exhibit “G”, the related AIA Document G-702 and G-703, the related written certification by Borrower’s Architect and if available the related written certification of the Construction Consultant. Administrative Agent shall notify each Lender telephonically (with confirmation by facsimile) or by facsimile (with confirmation by telephone) not later than 1:00 p.m. Administrative Agent’s Time one (1) Business Day prior to the advance Funding Date of its Pro Rata Share of the amount Administrative Agent has determined shall be advanced in connection therewith (“Advance Amount”). In the case of an advance of the Loan, each Lender shall make the funds for its Pro Rata Share of the Advance Amount available to Administrative Agent not later than 11:00 a.m. Administrative Agent’s Time on the Funding Date thereof. If all conditions precedent to Administrative Agent’s obligations hereunder and to the Advance have been performed to the reasonable satisfaction of Administrative Agent, and after Administrative Agent’s receipt of the Advance Amount from Lenders, Administrative Agent shall make proceeds of the Loan in an amount equal to the Advance Amount (or, if less, such portion of the Advance Amount that shall have been paid to Administrative Agent by Lenders in accordance with the terms hereof) available to Borrower on the applicable Funding Date by advancing such funds to Borrower in accordance with the provisions of Section 5. Administrative Agent may retain ten percent (10%) of the amounts requisitioned for work performed and materials furnished until at least 50% of the Improvements are completed in accordance with the Plans, and thereafter Administrative Agent may retain until completion five percent (5%) of the amounts requisitioned for work performed and materials furnished, but there will be no retainage for soft costs and the Developer’s Fee. Notwithstanding the foregoing, the amount so requested shall not exceed the total amount of the Construction Cost (exclusive of soft costs included therein) multiplied by the percentage of completion then attained less the aggregate of all amounts theretofore advanced. The proceeds of each Advance hereunder shall be applied solely and exclusively to payment, or to reimbursement of Borrower for payment, of the Construction Cost. Each Advance shall be deemed to be an advance under the Note. Notwithstanding the foregoing, Administrative Agent may apply any amounts due Borrower hereunder towards satisfaction of any of the terms or conditions of this Agreement, and amounts so applied shall be part of the Loan and shall be secured by the lien of the Deed to Secure Debt, and, except as provided in Section 5(i) herein, all disbursements from any “contingency” categories shall be made at Administrative Agent’s sole and absolute discretion.

(ii) All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent not later than 12:00 p.m. Administrative Agent’s Time on the date specified herein. Administrative Agent shall promptly distribute to each Lender, such funds as it may be entitled to receive hereunder, (i) on or before 3:00 p.m. Administrative Agent’s Time on the day Administrative Agent receives such funds, if Administrative Agent has received such funds on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. Administrative Agent’s Time on the Business Day following the day Administrative Agent receives such funds, if Administrative Agent receives such funds after 12:00 p.m. Administrative Agent’s Time.

(iii) Except as otherwise provided herein, all payments by Borrower or any Lender shall be made to Administrative Agent at Administrative Agent’s Office not later than the time for such type of payment specified in this Agreement. All payments received after such time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America.

(iv) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, in accordance with Section 5, except as otherwise specified herein, and (ii) if payable to any Lender, by wire transfer to such Lender at the address specified in the Schedule of Lenders.

(v) Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be required to do so) in reliance thereon, make available a corresponding amount to the person or entity entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:

1) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

2) if any Lender failed to make such payment, such Lender or, if applicable, Electing Lender or Lenders shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the interest rate applicable to such amount under the Loan. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Pro Rata Share, included in the applicable Loan advance. If such Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent may make a demand therefor upon Borrower, and the Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such amount under the Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or to Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

(vi) If any Lender makes available to the Administrative Agent funds for any Loan advance to be made by such Lender as provided in the foregoing provisions of this Section, and the funds are not advanced to Borrower or otherwise used to satisfy any Obligations of such Lender hereunder, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, together with interest at the Federal Funds Rate.

(vii) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan advance in any particular place or manner.

(b) Administrative Agent Advances.

(i) Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 9 herein, (ii) when the applicable conditions precedent set forth in Sections 4 and 5 have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Loan collateral or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Exhibit “E-5”, after the occurrence of a Default, and (B) subject to Exhibit “E-10”, after acquisition of all or a portion of the Loan collateral by foreclosure or otherwise.

(ii) Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Loan collateral, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the Federal Funds Rate. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

(c) Defaulting Lender.

(i) Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the “Default Notice”) Borrower (for Loan advances) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event or under any circumstance the obligation, to fund such Defaulting Lender Amount, provided that, within twenty (20) days after the date of the Default Notice (the “Election Period”), such non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount. If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount (and Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount) within three (3) Business Days after such notice to Administrative Agent for reimbursement to Administrative Agent or payment to Borrower as applicable. Notwithstanding anything to the contrary contained herein, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Exhibit “E-11”.

(ii) Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Administrative Agent shall hold all such payments received or retained by it for the account of such Defaulting Lender; Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this subsection or the subsection above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of their duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any other of the Loan Documents. Further, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Administrative Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent or a non-Defaulting Lender against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.

(iii) Commitment Adjustments. In connection with the adjustment of the amounts of the Loan Commitments of the Defaulting Lender and Electing Lender(s)

upon the expiration of the Election Period as aforesaid, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount. In connection with such adjustments, Defaulting Lenders shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Exhibit “E-12”. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Exhibit “E-12”, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.

(iv) No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amount within the Election Period, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.

(d) Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lenders shall have any liability for the acts of any other Lenders. No Lenders shall be responsible to Borrower or any other person for any failure by any other Lenders to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Share of such Payment Amounts regardless of (i) the occurrence of any Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or a Guarantor. The obligation of Lenders to pay such Payment Amounts are in all regards independent of any claims between Administrative Agent and any Lender.

(e) Replacement of Lenders. If any Lender is a Defaulting Lender, Borrower may, upon notice to such Defaulting Lender and with the consent of Administrative Agent, which may be granted or withheld in Administrative Agent’s sole and absolute discretion, replace such Defaulting Lender by causing such Defaulting Lender to assign its Commitment with the payment of any assignment fee by the replaced Lender to one or more other lenders or Eligible Assignees acceptable to Borrower and the Administrative Agent. Borrower shall or shall cause the replacement lender to (subject to the provisions of Sections 7(b) and (c) providing for payment of all Defaulting Lender Payment Amounts to Administrative Agent and/or Electing Lenders, as applicable, prior to payment of amounts due to a Defaulting Lender), (y) pay in full of all principal, interest, fees and other amounts owing to such Defaulting Lender through the date of replacement, and (z) provide a release of such Defaulting Lender from its obligations under the Loan Documents. Any Defaulting Lender being replaced shall execute and deliver an Assignment and Assumption covering that Defaulting Lender’s Commitment and otherwise comply with Exhibit “E-12”. If a Defaulting Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with Exhibit “E-12”, such Defaulting Lender hereby appoints Administrative Agent to do so on such Defaulting Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

8. FINAL HARD COST ADVANCE. When the Improvements have been completed, Borrower shall supply Administrative Agent with the following documents in addition to satisfying all of the conditions and supplying all of the documents required under Section 5 prior to payment of the Final Hard Cost Advance and retainage held by Administrative Agent:

(a) Contractor/Owner’s Final Affidavit as to payment and release of liens for all lienors named therein;

(b) A certified final, as-built survey of the Premises, acceptable to Administrative Agent and Title Company showing the Improvements as completed to be within the lot lines and building setback lines, and also showing easements, roads, curb cuts, and any other matters requested by Administrative Agent;

(c) Certificates from the Borrower, Architect, Engineer and Inspector that the Improvements have been completed substantially in accordance with the Final Plans, in a good and workmanlike manner, and in substantial accordance with all laws, ordinances, rules and regulations of all governmental authorities having, or purporting to have, jurisdiction over the Premises;

(d) Final Lien Waivers from all major subcontractors in form and substance reasonably satisfactory to Administrative Agent and the Title Company, major subcontractors being defined as those subcontractors having contracts with the Borrower of at least One Hundred Thousand and No/100 Dollars ($100,000.00);

(e) Final Lien Waivers from all materialmen, laborers, contractors and subcontractors who supplied the Statutory Notice to Owner in form and substance reasonably satisfactory to Administrative Agent and the Title Company;

(f) An endorsement to Administrative Agent’s policy of title insurance containing no exceptions unacceptable to the Administrative Agent, issued by Title Company in the name of Administrative Agent in the amount of the Note;

(g) A photocopy of the executed Final Certificate(s) of Occupancy for the whole Premises issued by the appropriate official of the jurisdiction in which the Premises are located, and any other governmental certificates necessary to evidence that the completed Improvements comply with all zoning and land use ordinances and building regulations;

(h) Certificates of fire, lightning and extended coverage insurance, and such other types of insurance as may be required by Administrative Agent in such amounts and containing such terms as required in the Deed to Secure Debt or as otherwise required by Administrative Agent, endorsed to show the interests of Administrative Agent and in form and substance and written by companies satisfactory to Administrative Agent; and

(i) All other instruments and documents reasonably required by Administrative Agent.

9. EXPENSES: Borrower shall pay all reasonable fees and charges incurred by Administrative Agent in the procuring and making of the Loan and all other reasonable expenses incurred by Administrative Agent during the term of the Loan, including without limitation Title Company’s fees and premiums, charges for examination of title to the Premises, expenses of surveys, documentary stamp taxes, intangible taxes, recording expenses, fees of the Inspector and disbursing agent, and the fees of the attorneys for Administrative Agent. The Borrower shall also pay any and all insurance premiums, taxes, assessments, water rates, sewer rates and other charges, liens and encumbrances upon the Premises, any other expenses shown on Exhibit “B” attached hereto, and any other amounts necessary for the payment of the cost of the Improvements, unless the same are being contested in good faith by appropriate proceedings diligently conducted and Borrower has established and is maintaining adequate reserves therefore and is otherwise complying with the Loan Documents. Such amounts, unless sooner paid, shall be paid from time to time as Administrative Agent shall request either to the person to whom such payments are due or to Administrative Agent if Administrative Agent has paid the same, or Administrative Agent may, at its option, deduct from any Advance any amounts necessary for the payment of these items, and apply such amounts in making such payments, and all sums so applied shall be deemed Advances under this Agreement.

10. EQUITY FUNDS: Whenever it shall appear to Administrative Agent that the remaining proceeds of the Loan to be disbursed and remaining Equity Funds, if any, will be insufficient to pay the remaining portion of the Construction Cost not already paid and to otherwise complete construction of the Improvements in accordance with the Final Plans, Administrative Agent may require Borrower to make additional equity expenditures and provide evidence of the same in the form of paid bills and/or waivers of lien from subcontractors and suppliers; otherwise, Administrative Agent has the option to require expenditure of such additionally required funds by Borrower prior to any subsequent disbursements by Administrative Agent. Borrower hereby covenants and agrees to make such additional equity expenditures upon Administrative Agent’s request.

11. INTEREST RESERVE: A portion of the “Loan Proceeds” shown on Exhibit “B” hereto consists of “Interest Reserve” as part of the “Soft Costs” and Borrower agrees that such sum has been allocated by Administrative Agent to an “Interest Reserve Account”. As an accommodation to Borrower and provided no Event of Default has occurred and is continuing, Administrative Agent shall fund the interest due on the Note from the Interest Reserve Account for the account of Borrower, by Administrative Agent’s bookkeeping entries. Provided, however, that if Administrative Agent fails to fund the interest due on the Note, then Borrower shall still be responsible for payment of each monthly interest payment in full. Upon disbursement of funds from the Interest Reserve Account, the amount disbursed shall be added to the outstanding principal sum of the Loan and shall bear interest at the rate set forth in the Note. When and if such Interest Reserve Account is depleted, then and in such event all monthly interest payments shall be paid by Borrower, regardless of whether the Premises is producing income. Establishment of an Interest Reserve Account shall in no way relieve Borrower of its obligation to pay interest under the Note in the event Administrative Agent shall so require in its sole and absolute discretion. Notwithstanding any other provision contained in this Agreement to the contrary, Administrative Agent shall not be required to fund any sums of the Interest Reserve Account if an Event of Default has occurred and is continuing. Borrower agrees that at Administrative Agent’s request, Borrower will be required to apply net income generated by the property or other sources to pay interest, if in the Administrative Agent’s reasonable discretion there are, at any time prior to completion of the Improvements and issuance of a Final Certificate of Occupancy, insufficient funds remaining in the Interest Reserve Account to fully cover projected interest costs prior to completion of the Improvements and issuance of a Final Certificate of Occupancy. Notwithstanding the foregoing, nothing in this Agreement shall be construed to contravene any of Administrative Agent’s rights under the Collateral Assignment of Leases, Rents and Contract Rights.

At such time as the Premises achieves a Debt Service Coverage Ratio of 1.0x for three (3) consecutive months (as defined in the Debt Service Coverage Ratio calculation set forth in Exhibit “H”), Administrative Agent shall not be required to fund any sums of the Interest Reserve Account. Notwithstanding the foregoing, if at any time and from time to time the Debt Service Coverage Ratio falls below 1.0x, then the funds in the Interest Reserve Account will be available for draws in accordance with the terms hereof until such time as the Premises achieves a Debt Service Coverage Ratio of 1.0x for three (3) consecutive months.

12. WARRANTIES AND REPRESENTATIONS OF BORROWER. Borrower represents and warrants (which representations and warranties shall be deemed continuing) as follows:

(a) Organization Status. Borrower is (i) duly organized or incorporated under the laws of the state of its creation and (ii) in good standing under the laws of the state of its creation;

(b) Construction and Compliance with Laws. All construction, if any, heretofore performed on the Improvements has been performed in accordance with the Final Plans as approved by Administrative Agent; and to Borrower’s knowledge there are no structural defects in the Improvements and no violation of any applicable zoning, building or any other local, state or federal laws, ordinances and regulations existing with respect to the anticipated use and construction thereof; and Borrower has obtained or will obtain all licenses, permits and approvals required by all local, state and federal agencies regulating such construction and use; and Borrower is in compliance with all laws, regulations, ordinances and orders of all Governmental Authorities, in each case except for non-compliance that would not have a Material Adverse Effect;

(c) Financial Statements. The financial statements of Borrower and Guarantor heretofore delivered to Administrative Agent fairly present in accordance with GAAP the respective financial conditions of the subjects thereof as of the respective dates thereof, and no Material Adverse Effect has occurred in the financial conditions reflected therein since the respective dates thereof and no additional secured borrowings with respect to the Premises have been made by Borrower since the date thereof other than the borrowing contemplated hereby or approved by Administrative Agent;

(d) Authority to Enter into Loan Documents. The Borrower has full authority to enter into the Loan Documents and consummate the transactions contemplated hereby, and the facts and matters expressed or implied in the opinions of its legal counsel are true and correct;

(e) Validity of Loan Documents. The Loan Documents have been approved by those persons having proper authority, and to the best of Borrower’s knowledge are in all respects legal, valid and binding according to their terms;

(f) Priority of Lien on Personalty. No chattel mortgage, deed to secure debt, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Administrative Agent) has been or will be executed with respect to any personal property, chattel or fixture used in conjunction with the construction, operation or maintenance of the Improvements owned by Borrower as described in the Financing Statement;

(g) Conflicting Transactions of Borrower. The consummation of the transaction hereby contemplated and the performance of the obligations of Borrower or any Guarantor under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any lease, bank loan or credit agreement, or other instrument to which Borrower or any Guarantor is a party or by which they may be bound or affected;

(h) Pending Litigation. There are no actions, suits or proceedings pending against Borrower or the Premises or, to the knowledge of Borrower, circumstances which could lead to such action, suits or proceedings against or affecting Borrower or the Premises, or involving the validity or enforceability of any of the Loan Documents, before or by any government authority, and to Borrower’s knowledge it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority;

(i) Availability of Utilities. All utility services necessary for the construction of the Improvements and the operation thereof for their intended purpose are or will be available at the boundaries of the Premises, including water supply, storm and sanitary sewer facilities, and gas, electric, telephone and solid waste facilities, and Borrower has obtained or will obtain all necessary permits and permissions required from governmental authorities for unrestricted access to and use of such services in connection with the construction and use of the Improvements;

(j) Condition of Premises. The Premises are not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty, and there are no soil conditions which would interfere with the construction of the Improvements;

(k) Construction Contract. Borrower (including any officer or partner of Borrower) has not made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Premises, except for the General Contract, the Architect’s Contract and the Engineer’s Contract. There have been no amendments or modifications to the General Contract or any other contract approved by Administrative Agent, there is in existence no default or grounds for default thereunder; and the General Contract is in full force and effect;

(l) Availability of Roads. All roads necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate local authorities or have been dedicated to public use and accepted by such local authorities and all necessary steps have been taken by Borrower and such local authorities to assure the complete construction and installation thereof;

(m) No Default. There is no Event of Default continuing on the part of Borrower under this Agreement, the Note or the Deed to Secure Debt, and no event has occurred and is continuing which with notice, or the passage of time, or either, would constitute an Event of Default under any provision thereof; and

(n) Advertising. Administrative Agent shall have the right to install and maintain on the Premises one or more signs identifying Administrative Agent as the institution financing the Premises, and to release publicity concerning such financing, in each case where permitted by law, reasonably approved by the Borrower at Administrative Agent’s expense. Such signs will be provided by Administrative Agent. In connection with any leasing of the Premises, or any portion thereof, which has been approved by Administrative Agent, Borrower will not use any promotional advertising, or other material containing Administrative Agent’s name without first obtaining Administrative Agent’s prior written approval thereof, which approval shall not be unreasonably withheld.

13. ADDITIONAL COVENANTS OF BORROWER. Borrower covenants and agrees with Administrative Agent as follows:

(a) Taxes. Borrower certifies that it has filed or caused to be filed all federal, state and other tax returns which, to the best of its knowledge, are required to be filed, or has filed appropriate extensions, and has paid or caused to be paid all taxes as shown on said returns or in any manner due to be paid (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by it and not being contested in good faith, to the extent that such taxes have become due. Borrower further certifies that it has paid all other taxes, levies and charges of any nature, including any governmental charges, when due, unless being contested in good faith in accordance with the Deed to Secure Debt.

(b) Notice of Litigation. Borrower shall promptly give Administrative Agent written notice of (a) a judgment entered against Borrower in excess of $100,000.00 or any Guarantor in excess of $25,000,000.00 or (b) the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of Borrower or any Guarantor: (i) with respect to the Borrower, involving more than $50,000.00 for any single suit or dispute or $100,000.00 in the aggregate for all suits and disputes involving Borrower, or (ii) which would materially adversely affect the business of Borrower or any Guarantor, as applicable, or (iii) which questions the validity of this Agreement, the Note or the Deed to Secure Debt, or any other actions or agreements taken or to be made pursuant to any of the foregoing.

(c) Notice of Modification. Borrower shall promptly give Administrative Agent written notice of any changes or modifications in existing contracts pertaining to the Premises or its Improvements to which Borrower is a party, if any single change or modification results in an adjustment of Twenty Thousand and No/100 Dollars ($20,000.00) or more or the changes and modifications in the aggregate result in an adjustment of Seventy-Five Thousand and No/100 Dollars ($75,000.00) or more.

(d) Notice of Default. Borrower shall promptly give Administrative Agent written notice of any act of default under any agreement with Administrative Agent or under any other contract to which Borrower is a party and of any acceleration of indebtedness caused thereby.

(e) Reports. Borrower shall promptly furnish Administrative Agent with copies of all stockholder, governmental agency, and other special reports pertaining to or affecting Borrower or the Premises which would materially adversely affect the business of Borrower or any Guarantor or the operation of the Premises.

(f) Maintenance of Organizational Existence. Throughout the term of the Loan, Borrower shall maintain its limited liability company status in good standing.

(g) Disposal of Assets. Borrower shall not sell or dispose of any of its property or fixed assets encumbered by any of the Loan Documents without Administrative Agent’s prior written consent, except for obsolete items so long as they are replaced with new items of the same nature.

(h) Change in Ownership, Control or Management. Except as otherwise provided in this subsection, no amendment or alteration shall be made to Article 6 of the Limited Liability Company Agreement (regarding management of the Borrower) without Administrative Agent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Additionally, Borrower shall not, without the prior written consent of Administrative Agent, permit the transfer of any direct membership interest in Borrower.

Borrower shall not, without prior written consent of Administrative Agent, permit (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than fifty percent (50%) of the voting stock of the Guarantor; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Guarantor by persons who were neither (i) nominated by the board of directors nor (ii) appointed by directors so nominated; in each case, other than any transaction where: (x) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and either (i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s voting stock immediately prior to that transaction or (ii) the shares of the Guarantor’s voting stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (y) both (i) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2/3%, of the Guarantor’s outstanding voting stock (measured by voting power rather than number of shares) and (ii) immediately after such transaction or transactions, the Guarantor’s Class A Common Stock is listed for trading on the New York Stock Exchange or The Nasdaq Global Market. Provided that no Event of Default is continuing, transfers of direct and/or indirect equity interests in GGT City Walk Holdings, LLC, a Delaware limited liability company, the managing member of Borrower, shall be permitted without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, at all times while the Loan is outstanding, LMI City Walk Investor, LLC, a Delaware limited liability company, must be the Operating Member (as the term is defined in the Limited Liability Company Agreement), exercising said responsibilities, duties and authority of the Managing Member described in subparagraphs (ii) through (xx) of Section 6.1(a) of the Limited Liability Company Agreement.

Notwithstanding anything herein to the contrary, any breach of this subsection shall be an immediate Event of Default hereunder.

(i) Construction Liens. Borrower (i) will allow no work or construction to be commenced on the Land, or goods specially fabricated for incorporation therein, which has not been fully paid for prior to the recording of the Deed to Secure Debt and Notice of Commencement or which could constitute a lien on the Premises, (ii) will cause a certified copy of the Notice of Commencement to be posted as required by the construction lien law of the State of Georgia, as soon as possible after recording of the Notice of Commencement, (iii) shall notify Administrative Agent of any and all Notices to Borrower as Owner as that term is defined in construction lien law of the State of Georgia, within five (5) days of receipt thereof, and (iv) will comply in all material respects with all provisions of the construction lien law of the State of Georgia, including, but not limited to, payment and notice provisions contained therein. Borrower shall save and hold Administrative Agent harmless from the claims of any construction lien or equitable lien and pay promptly upon demand any loss or losses which Administrative Agent may incur as a result of the filing of any such lien, including the reasonable cost of defending same and the Administrative Agent’s reasonable attorneys’ fees in connection therewith.

In addition, Borrower agrees, at its sole cost and expense, to have any construction lien or equitable lien which may be filed against the Premises or undisbursed funds of this Loan released or bonded within thirty (30) days of the date of filing same, time being of the essence. Administrative Agent shall be under no obligation to make further disbursements while any such lien remains outstanding against the Premises. If Borrower fails, after demand, to cause said lien or liens to be released or bonded as aforesaid, Administrative Agent may take such steps as it deems necessary and any funds expended shall be charged to Borrower’s Loan account and shall bear interest as provided by the Loan Documents.

Borrower hereby authorizes Administrative Agent to demand, on Borrower’s behalf, a statement of account in accordance with the mechanics’ and materialmen’s lien laws of the State of Georgia, of any potential lienor filing a notice to owner. It is specifically understood and agreed, however, that Administrative Agent’s right to request such statements of account will in no way impose any obligation on Administrative Agent to use such authority, and the exercise of such authority on one or more occasion shall not create or imply any obligation on such party to exercise such authority on subsequent occasions.

(j) No Transfer of Premises. Borrower’s interest in the Premises or any part thereof shall not be sold, leased (except for residential leases, upon the terms and conditions provided herein), conveyed, mortgaged or encumbered in any way without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion, it being understood and agreed that part of the consideration for the Loan is the personal obligation of Borrower. All contracts, deeds, easements or other agreements affecting the Premises shall be submitted to Administrative Agent for its written approval prior to the execution thereof by Borrower, accompanied by an appropriate survey showing the portion of the Premises affected, and any other information requested.

(k) Compliance with Laws. Borrower will promptly comply in all material respects with all federal, state and local laws, ordinances and regulations relating to the construction, use, sale and leasing of the Premises, including, but not limited to, (i) the Interstate Land Sales Full Disclosure Act, if appropriate, and (ii) all applicable federal and state securities laws, and will obtain and keep in good standing all necessary licenses, permits and approvals required or desirable for construction and use of the Improvements.

(l) Brokerage Commissions. Borrower will not knowingly engage in any activity or enter into any relationship which will give rise to any loan or brokerage commission with regard to the Loan, and Borrower will indemnify Administrative Agent from the claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby.

(m) Title to Personalty. Borrower will deliver to Administrative Agent, on demand, copies of any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements or subject to the lien of the Deed to Secure Debt.

(n) Correction of Defects and Satisfaction of Conditions. Borrower will, upon demand of Administrative Agent or Inspector, correct any structural defect in the Improvements or any departure from the Final Plans not approved by Administrative Agent, except that any changes in the Final Plans that do not affect the aesthetics or diminish the value of the Premises and are in an aggregate amount of less than Seventy-Five Thousand and No/100 Dollars ($75,000.00), and any such individual change in the Final Plans in an amount not exceeding Twenty Thousand and No/100 Dollars ($20,000.00), shall not require Administrative Agent’s prior written approval, or perform any Condition to Administrative Agent’s Obligations hereunder not satisfied or no longer satisfied. The Advance of any Loan proceeds shall not constitute a waiver of Administrative Agent’s right to require compliance with this covenant with respect to any such defects or departures from the Final Plans not theretofore discovered by, or called to the attention of Administrative Agent and the Inspector, or with respect to Borrower’s failure to satisfy or continue to satisfy any condition under this Agreement, whether or not Administrative Agent required performance thereof.

(o) Financial Statements: Within one hundred twenty (120) days after the end of each calendar year, Borrower shall supply Administrative Agent with (i) its financial statements for the prior year, and (ii) such supporting documentation as Administrative Agent reasonably requests, including any supporting schedules and statements, and Guarantor shall supply Administrative Agent with (i) its audited financial statements for the prior year, and (ii) such supporting documentation as Administrative Agent reasonably requests, including any supporting schedules and statements. Borrower shall also provide to Administrative Agent, once the first lease on the Premises begins, with quarterly rent rolls, quarterly operating statements and quarterly leasing status reports, which shall include occupancy and rental rates, in form and content acceptable to Administrative Agent in Administrative Agent’s reasonable discretion. Borrower shall supply Administrative Agent with a copy of its income tax returns within fifteen (15) days of filing the same. The form and content of the financial statements must be acceptable to Administrative Agent in its sole discretion, must be certified by each of Borrower and Guarantor to fairly present Borrower’s and/or Guarantor’s financial condition in accordance with GAAP. Any financial information that is filed with the SEC or is generally available on the Guarantor’s website is deemed to be furnished to Administrative Agent, provided Administrative Agent may reasonably request any supportive schedules or statements. Failure to provide any of the information required in this paragraph shall be a default under the Loan Documents. Borrower further covenants and agrees that Administrative Agent shall have the absolute right to inspect Borrower’s books and records concerning the Premises on reasonable prior notice and during reasonable business hours. Borrower shall notify Administrative Agent within five (5) Business Days of any event or condition that could reasonably be expected to have a Material Adverse Effect in the financial condition of Borrower, or in the construction progress of the Improvements.

(p) Borrower to Maintain Bookkeeping System. Borrower shall, if required by Administrative Agent, maintain a bookkeeping system for the construction project in form and content sufficient for Administrative Agent and Inspector to conduct reviews, inspections, certifications and reports required by this Agreement. Administrative Agent shall have full (but confidential) access at any reasonable time upon reasonable prior notice (for purposes hereof, the parties acknowledge that electronic mail sent 24 hours prior to the requested time of access is reasonable prior notice) to the books, records and contracts pertaining to the Premises and Borrower to determine the accuracy, correctness and reasonableness of the sums in each Advance.

(q) Collection of Insurance Proceeds. Borrower will cooperate with Administrative Agent in obtaining for Administrative Agent the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transaction contemplated hereby and the collection of any indebtedness or obligation of Borrower to Administrative Agent incurred hereunder (including the payment by Borrower of the expense of an independent appraisal on behalf of Administrative Agent in case of a fire or other casualty affecting the Premises).

(r) Indebtedness. With respect to the Premises encumbered by the Deed to Secure Debt of even date herewith, Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of advances or deposits, any indebtedness or liability for borrowed money for the Premises, any indebtedness constituting the deferred purchase price of any property or assets, or any indebtedness owed under any conditional sale or title retention agreement, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations without the written approval of Administrative Agent, except:

(i) indebtedness owed to Administrative Agent or any Lender; and

(ii) indebtedness incurred on open accounts for materials, equipment and supplies purchased or leased in the ordinary course of business, payment for which shall be made promptly when due.

(s) Guaranties. Borrower will not guarantee or otherwise in any way become or be responsible for obligations of Lennar Corporation or any other person, whether by agreement to purchase the indebtedness of any other person, or agreement for the furnishing of funds to any other person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness of any other person, or otherwise.

(t) Further Assurances and Preservation of Security. Borrower will do all acts and execute all documents for the better and more effective carrying out of the intent and purposes of this Agreement, as Administrative Agent shall reasonably require from time to time, and will do such other acts necessary or desirable to preserve and protect the collateral at any time securing or intending to secure the Note, as Administrative Agent may require.

(u) Utilization of Loan Proceeds. Borrower shall utilize the proceeds of the Loan solely for acquisition funds for the Premises, the Construction Costs and other approved project costs, making withdrawals thereof at regular intervals, and except as provided in Section 13(r) above, Borrower will not procure a loan or loans from other sources (except from its members and their affiliates) for the work contemplated under this Agreement, unless approved by Administrative Agent in writing.

(v) Assignment.

(i) The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of subsection (iii) of this Section, or (b) by way of pledge or assignment of a security interest subject to the restrictions of subsection (vi) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement. Each Lender may sell participations in this Loan in accordance with Section (v) below.

(ii) Subject to the terms of this Agreement, Administrative Agent may assign this Agreement and any other Agreements contemplated hereby, and all of its rights hereunder and thereunder, and cause the Assignee or any subsequent Assignee to make any Advances not made at the time of the assignment, and all provisions of this Agreement shall continue to apply to the Loan, provided that Administrative Agent will not assign more than a fifty percent (50%) Pro Rata Share this Agreement during the first twenty four (24) months after the date hereof without the reasonable consent of Borrower so long as no Event of Default or event which, with the passage of time could result in an Event of Default, has occurred. Notwithstanding anything herein to the contrary, Administrative Agent also shall have the right to participate the Loan (without the need for approval from Borrower) with any other lending institution at any time in its sole discretion (regardless of whether such participation occurs during or after the first twenty four (24) months after the date hereof, provided Regions remains the Administrative Agent for the Loan. Administrative Agent agrees to always maintain at least a fifty percent (50%) Pro Rata Share and agrees at no point in time shall there ever be more than two (2) Lenders.

(iii) Any Lender may assign to one or more Eligible Assignees all of its rights and obligations under this Loan Agreement (including all of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that:

1) each assignment shall be made as an assignment of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned;

2) any assignment of a Commitment must be approved by the Administrative Agent (which approval shall not be unreasonably withheld), unless the person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (iii) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its further obligations under this Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Loan Agreement with respect to Borrower’s obligations surviving termination of this Loan Agreement). Administrative Agent shall prepare and the Borrower shall execute and deliver a Note (“Replacement Note”) to the assignee Lender evidencing the assignee Lender’s Pro Rata Share of the Loan. The Replacement Note (or Notes) shall provide that it is a replacement for the surrendered Note, shall be in an aggregate principal amount equal to the principal amount of the surrendered Note and shall otherwise be in substantially the same form as the surrendered Note. The surrendered Note shall be marked cancelled upon the delivery of the Replacement Note (or Notes) and promptly delivered to Borrower. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this subsection shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (iv) of this Section.

(iv) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of each Lender’s Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each party whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Any Lender may, without the consent of, but with prior notice to the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (a) such Lender’s obligations under this Loan Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement, and (d) except to the extent consented to by Administrative Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement. A Participant shall not be entitled to receive any greater payment under the Note or with respect to the Indebtedness than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(vi) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(vii) If the consent of Borrower to an assignment or to an assignee is required hereunder, Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(viii) With regard to any assignment, participation or syndication of the Loan contemplated herein, Administrative Agent acknowledges and agrees that Borrower shall not be subject to any additional costs or obligations associated with such assignment, participation or syndication by Administrative Agent.

(w) Liabilities. Borrower shall not incur any new or additional liabilities, liens, encumbrances or deeds to secure debt with respect to the Premises including, without limitation, the Land and the assets securing the Loan, except Permitted Encumbrances, other than the Deed to Secure Debt, the General Contract, any other contracts for development, and as otherwise disclosed herein.

(x) Monthly Escrows. To further secure the payment of the taxes and assessments hereinafter referred to and the premiums on the insurance hereinafter referred to, the Borrower will, only upon the written request of Administrative Agent, deposit with the Administrative Agent on the first day of each and every month a sum which, in the reasonable estimation of the Administrative Agent, shall be equal to one-twelfth of the annual taxes, assessments and insurance premiums; provided, so long as no Event of Default hereunder or under any other Loan Documents is then continuing, Administrative Agent agrees not to request any escrow deposits (unless such Event of Default is a monetary default, in which case Administrative Agent may continue to require the escrow deposits). The deposits shall be held by the Administrative Agent free of interest, and free of any liens or claims on the part of creditors of the Borrower and as part of the security of the Administrative Agent, and shall be used by the Administrative Agent to pay current taxes and assessments and insurance premiums on the Premises as the same accrue and are payable. The deposits shall not be, nor be deemed to be, trust funds but may be commingled with the general funds of the Administrative Agent. If the deposits are insufficient to pay the taxes and assessments and insurance premiums in full as the same become payable, the Borrower will deposit with the Administrative Agent such additional sum or sums as may be required in order for the Administrative Agent to pay such taxes and assessments and insurance premiums in full. If an Event of Default hereunder or under the Note is then continuing, the Administrative Agent may, at its option, apply any money in the fund resulting from the deposits to the payment of the indebtedness secured the Deed to Secure Debt in such manner as it may elect.

(y) Indemnification. Borrower shall indemnify and hold Administrative Agent harmless from and against any claims, including, without limitation, brokers’ claims, arising in connection with the Loan or the purchase or development of the Land, except to the extent the same arise from or are solely as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender or the directors, officers, shareholders, employees or agents thereof.

(z) Operating Accounts. Borrower shall maintain all operating accounts relating to the Improvements being financed with the Loan proceeds and all other project related accounts at Administrative Agent’s office throughout the term of the Loan.

(aa) No Secondary Liens: Borrower shall not further encumber the Land in any way including, but not limited to, encumbering the Premises with any secondary liens, except for utility and drainage easements necessitated by virtue of the Improvements.

(bb) Contracts: Without Administrative Agent’s prior written approval as to parties, terms, and all other matters, Borrower shall not (a) enter into any management, leasing, maintenance or other contract pertaining to the Premises that is not unconditionally terminable by Borrower or any successor owner without penalty or payment on not more than thirty (30) days notice to the other party thereunder, or (b) modify, amend, or terminate any Material Contracts. All such contracts shall provide that all rights and liens of the applicable contractor, architect, engineer, supplier, surveyor or other party and any right to remove removable Improvements are subordinate to Administrative Agent’s rights and liens, shall require all subcontracts and purchase orders to contain a provision subordinating the subcontractors’ and mechanics’ and materialmen’s liens and any right to remove removable Improvements to Administrative Agent’s rights and liens, and shall provide that no change order shall be effective without the prior written consent of Administrative Agent, except for change orders which implement Permitted Changes. Borrower shall not default (beyond any applicable notice or cure periods, if any) under any Material Contract, Borrower shall not permit any Material Contract to terminate by reason of any failure of Borrower to perform thereunder, and Borrower shall promptly notify Administrative Agent of any default thereunder. Borrower will deliver to Administrative Agent, upon request of Administrative Agent, the names and addresses of all persons or entities with whom each contractor has contracted for a material contract for the construction of the Improvements or for the furnishing of labor or materials therefor. Without Administrative Agent’s prior written approval as to all matters, Borrower shall not modify, amend, or terminate any Project Agreement. Borrower shall not default (beyond any applicable notice or cure periods, if any) under any Project Agreement, Borrower shall not permit any Project Agreement to terminate by reason of any failure of Borrower to perform thereunder nor otherwise permit or suffer any event or condition which would permit the termination of a Project Agreement or the exercise of any right of any party to purchase or cause a conveyance of any portion of the Land or the Project under or pursuant to a Project Agreement, and Borrower shall promptly notify Administrative Agent of any such event, default, or occurrence thereunder.

Notwithstanding the foregoing, Borrower shall provide to Administrative Agent: (i) each contract to be executed by and between Borrower and General Contractor for the Improvements; (ii) each Material Contract to be executed by and between Borrower and each contractor or supplier to perform any work or supply any labor, materials, or services for the design or construction of the Improvements; (iii) each Material Contract to be executed by and between the General Contractor and each contractor or supplier to perform any work or supply any labor, materials or services for the design or construction of the Improvements; and (iv) a list containing the names and addresses of all Material Contracts with architects, engineers, and other suppliers of services and materials for the Project, their respective contract amounts, and a copy of their contracts. Additionally, Borrower will provide a list of all contracts with architects, engineers, and other suppliers of services and materials for the Project. Without limiting the generality of the foregoing, Borrower shall enter into a gross maximum price contract, in form and substance satisfactory to Administrative Agent, in its sole and absolute discretion, with respect to the construction of the Improvements. Additionally, Borrower shall provide Administrative Agent copies of any and all contracts within fifteen (15) days of execution by the General Contractor or Borrower.

(cc) Assignment of Contracts and Plans. As additional security for the obligations evidenced hereby, Borrower hereby transfers and assigns to Administrative Agent for the ratable benefit of Administrative Agent all of Borrower’s right, title and interest, but not its liability, in, under, and to all construction, architectural and design contracts, the Project Agreements and the Final Plans, and agrees that all of the same are covered by the security agreement provisions of the Deed to Secure Debt. Borrower agrees to deliver to Administrative Agent from time to time upon Administrative Agent’s request such consents to the foregoing assignment from parties contracting with Borrower as Administrative Agent may require. Neither this assignment nor any action by Administrative Agent shall constitute an assumption by Administrative Agent of any obligation under any contract or Project Agreement or with respect to the Final Plans, Borrower hereby agrees to perform in all material respects all of its obligations under any contract or Project Agreement, and Borrower shall continue to be liable for all obligations of Borrower with respect thereto. Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may determine to be necessary to cure any default under any contract or Project Agreement or with respect to the Plans or to protect the rights of Borrower or Administrative Agent with respect thereto. During the continuance of an Event of Default, Borrower irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney in fact, which power of attorney is coupled with an interest and irrevocable, to enforce in Borrower’s name or in Administrative Agent’s name all rights of Borrower under any contract or Project Agreement or with respect to the Final Plans. Administrative Agent shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid except to the extent of Administrative Agent’s gross negligence or willful misconduct. Borrower indemnifies and holds Administrative Agent harmless against and from any loss, cost, liability or expense (including, but not limited to, consultants’ fees and expenses and reasonable attorneys’ fees and expenses) incurred in connection with Borrower’s failure to perform such contracts or Project Agreements or any action taken by Administrative Agent except to the extent of Administrative Agent’s gross negligence or willful misconduct. Following and during the continuance of an Event of Default, Administrative Agent may use the Final Plans for any purpose relating to the Improvements. Borrower represents and warrants to Administrative

Agent that the copy of any contract or Project Agreement furnished or to be furnished to Administrative Agent is and shall be a true and complete copy thereof, that the copies of the Final Plans delivered to Administrative Agent are and shall be true and complete copies of the Final Plans, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that Borrower’s interest therein is not subject to any claim, setoff, or encumbrance.

(dd) Storage of Materials. Borrower shall cause all materials supplied for, or intended to be utilized in the construction of the Improvements, but not yet affixed to or incorporated into the Improvements or the Land, to be stored on the Land with adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects, including adequate identification and insurance (which shall be provided by the General Contractor). Administrative Agent shall have a first lien on all such materials and shall have received and approved all invoices covering such materials with a value in excess of $10,000.00, whether stored on the Land or offsite as set forth below. Borrower shall not purchase or order such materials for delivery more than forty-five (45) days prior to the scheduled incorporation of such materials into the Improvements. Notwithstanding the foregoing, Administrative Agent will make disbursements for materials stored off-site, provided the following protective measures are undertaken: (i) the materials are in a location acceptable to Administrative Agent; (ii) appropriate insurance is in place naming Administrative Agent as additional insured (which shall be provided by the General Contractor); (iii) the materials are inspected by the Inspector; (iv) the materials are separated and segregated and not subject to any landlord, warehouseman or other statutory liens; and (v) adequate documentation exists for the proper identification thereof.

(ee) Inspector. Administrative Agent may retain the services of an Inspector, whose duties may include, among others, reviewing the Final Plans and any proposed changes to the Final Plans, performing construction cost analyses, observing work in place and reviewing draw requests. The duties of the Inspector run solely to Administrative Agent for the benefit of Administrative Agent, and the Inspector shall have no obligations or responsibilities whatsoever to Borrower, Borrower’s architect, engineer, contractor or any of their agents or employees. Unless prohibited by applicable law, all fees, costs, and expenses of the Inspector shall be paid by Borrower. Borrower shall cooperate with the Inspector and will furnish to the Inspector such information and other material as the Inspector considers necessary or useful in performing its duties.

(ff) Inspection. Administrative Agent and its respective agents, including Inspector, may enter upon the Premises to inspect the Premises, the Project and any materials at any reasonable time, upon reasonable prior notice (but not less frequently than once per month) and at Administrative Agent’s sole risk, unless Administrative Agent deems such inspection is of an emergency nature, in which event Borrower shall provide Administrative Agent with immediate access to the Premises. Borrower will furnish to Administrative Agent and its agents, including Inspector, for inspection and copying, all Final Plans, shop drawings, specifications, books and records, and other documents and information that Administrative Agent may reasonably request from time to time.

(gg) Notice to Administrative Agent. Borrower shall, within ten (10) calendar days after Borrower obtains knowledge of the occurrence of any of the following events, notify Administrative Agent in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto, in each case if such event would have a Material Adverse Effect: (a) any violation of any law or governmental requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened in writing against Borrower or any Guarantor or the Premises, and any material development therein; (c) any actual or threatened condemnation of any portion of the Premises, any negotiations with respect to any such taking, or any loss of or substantial damage to the Premises; (d) any labor controversy pending or threatened in writing against Borrower or any contractor, and any material development in any such labor controversy; (e) any notice received by Borrower with respect to the cancellation, alteration or non renewal of any insurance coverage maintained with respect to the Premises; (f) any failure by Borrower or any contractor, subcontractor or supplier to perform any material obligation under any Material Contract, any event or condition which would permit termination of a Material Contract or suspension of work thereunder, or any notice given by Borrower or any contractor with respect to any of the foregoing; (g) any failure by Borrower or any other party to perform any material obligation under any Project Agreement, any event or condition which would permit termination of a Project Agreement or right of any party to purchase or cause a conveyance of any portion of the Land or the Project under or pursuant to a Project Agreement, or any notice given by Borrower with respect to any of the foregoing; (h) any lien filed against the Premises or any stop notice served on Borrower in connection with construction of the Improvements; (i) any required permit, license, certificate or approval with respect to the Premises lapses or ceases to be in full force and effect; or (j) any notice of the entry of any judgment in excess of $100,000.00 against Borrower and in excess of $25,000,000.00 against Guarantor.

(hh) Borrower’s Deposit. If at any time Administrative Agent determines that the sum of: (i) any unadvanced portion of the Loan to which Borrower is entitled, plus (ii) the portions of the Construction Cost that are to be paid by Borrower from other funds that, to Administrative Agent’s satisfaction, are available, set aside and committed, is or will be insufficient to pay the actual unpaid aggregate Construction Cost, Borrower shall, within seven (7) days after written notice from Administrative Agent (and in any event prior to any further advance of the Loan), deposit with Administrative Agent the amount of the deficiency (“Borrower’s Deposit”) in an interest bearing account of Administrative Agent’s selection with interest earned thereon to be payable to the Borrower; provided, however, that Borrower shall not be required to make a Borrower’s Deposit for any deficiency if within the seven (7) day period after written notice from Administrative Agent Borrower provides to Administrative Agent evidence, acceptable to Administrative Agent in its sole discretion, of the direct payment by Borrower of such deficiency. Such Borrower’s Deposit is hereby pledged to Administrative Agent as additional security for the Loan, and Borrower hereby grants and conveys to Administrative Agent for the ratable benefit of Administrative Agent a security interest in all funds so deposited with Administrative Agent, as additional security for the Loan. During the continuance of an Event of Default, Administrative Agent shall advance all of the Borrower’s Deposit prior to the Loan proceeds. Administrative Agent may (but shall have no obligation to) apply all or any part of Borrower’s Deposit against the unpaid indebtedness in such order as Administrative Agent determines.

(ii) Extensions and Pledge of Letter of Credit. Borrower shall cause Guarantor to provide Administrative Agent with duly executed replacement Letters of Credit in form and content and from an institution acceptable to Administrative Agent in its sole discretion in order to insure that the Letter of Credit shall at all times extend beyond the Maturity Date (as defined in the Note) of the Note, as the same may be extended from time to time. Borrower acknowledges and agrees that if an Event of Default has occurred and is continuing under any of the Loan Documents, whether monetary or non-monetary, Administrative Agent may (a) without notice or demand to Borrower, draw on the Letter of Credit to pay for any outstanding indebtedness under the Loan and apply the proceeds thereof first to fees and costs, next to interest, and then to principal sums due under the Loan Documents, and (b) do or take all such further actions with respect to the Letter of Credit as Administrative Agent in its sole discretion may deem necessary to effectuate or assure compliance with the terms and enforcement of the Loan Documents, if Borrower fails to do so within the time permitted thereby in the applicable Loan Documents.

(jj) Recorded Documents. Borrower shall duly and punctually perform, observe and comply in all material respects with all of the (i) covenants and restrictions of record, (ii) easements which are in any way applicable to the Premises, the improvements or any part thereof or to the construction of any improvements thereon and the use or enjoyment thereof, (iii) the Permitted Encumbrances and (iv) all agreements entered into or assumed by any Borrower in connection with the Premises.

(kk) Financial Covenants of Guarantor. Borrower acknowledges and agrees that the Guarantor shall maintain a minimum Liquidity (as defined in the Guaranty Agreement) of $5,000,000.00 and $1,000,000,000.00 of Tangible Net Worth (as defined in the Guaranty Agreement) throughout the term of the Loan, to be tested quarterly as of February 28, May 31, August 31, and November 30 each year as evidenced by quarterly and audited financial statements provided by Guarantor (as provided in the Guaranty Agreement). For purposes of this paragraph, Liquidity held by related entities and trusts shall be excluded from the calculation of Liquidity. Borrower also acknowledges and agrees that Guarantor’s interest guarantee shall extend until the later of: (i) the date which is 180 days beyond any maturity date (as such maturity date may be extended pursuant to the terms of the Loan Documents) of the Loan term during which an Event of Default occurs, or (ii) the date upon which Borrower and/or Guarantor ceases to contest, dispute or otherwise delay the enforcement of Administrative Agent’s rights and remedies pursuant to a default under any of the Loan Document.

14. DEFAULT. Upon the occurrence of any of the following events (the “Events of Default” or “Defaults”) all obligations on the part of Administrative Agent and Lenders to make any Advance shall, if Administrative Agent elects, terminate, and Administrative Agent may at its option exercise any of its remedies set forth herein, but Administrative Agent may make any Advances or parts of Advances after the happening of any Events of Default without thereby waiving the right to exercise such remedies without becoming liable to make any further Advance:

(a) Bankruptcy. If there is filed by or against Borrower or Guarantor a petition in bankruptcy or a petition for the appointment of a receiver or trustee of the property of

Borrower or any Guarantor, and any such petition not filed by Borrower or Guarantor is not dismissed within sixty (60) days after the date of filing, or if Borrower shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Borrower or of all or any party of the Premises or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or if Borrower or any Guarantor files a petition for, or answer seeking or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any of the provisions of the Bankruptcy Code or of any similar law, state, federal or foreign, or if Borrower or any Guarantor makes a general assignment for the benefit of creditors or makes any insolvency assignment or is adjudged insolvent by any court of competent jurisdiction; or

(b) Improper Construction. Subject to Section 3(a), if the construction of the Improvements is at any time discontinued or not carried on with diligence and dispatch, in the reasonable judgment of Administrative Agent, or if the Improvements, in the reasonable judgment of Administrative Agent, are not being constructed or have not been completed in a good and workmanlike manner in accordance with the Final Plans, this Agreement and all laws, rules, regulations and requirements of all governmental authorities having or claiming jurisdiction, now existing or hereafter enacted, adopted or promulgated, or if the certificate(s) of occupancy or its equivalent for the leased space of the Premises or other certificates of compliance with zoning ordinances and building regulations have not been issued within thirty (30) days of the Completion Date specified, provided that each of the foregoing is subject to Excusable Delay; or

(c) Breach of Covenants, Warranties and Representations. If any warranty or representation made by Borrower in this Agreement or pursuant to the terms hereof shall at any time be false or misleading in any material respect, or if Borrower or Guarantor shall fail to keep, observe or perform in all material respects any of the terms, covenants, representations or warranties contained in this Agreement, the Note, the Deed to Secure Debt or any other document given in connection with the Loan or development of the Premises, including any Guaranty Agreement (provided, that with respect to non-monetary defaults, Administrative Agent shall give written notice to Borrower, who shall have thirty (30) days to cure, or if the default is of such a nature that it cannot be cured with thirty (30) days, Borrower shall have ninety (90) days to cure, provided that Borrower immediately commences its efforts to cure the default and prosecutes such efforts diligently), or is unable or unwilling to meet its obligations thereunder; or

(d) Material Adverse Change of Borrower. If any material adverse change shall occur in the financial condition of Borrower at any time during the term of the Loan from the financial condition revealed in statements already presented to and accepted by Administrative Agent that would affect its ability to perform under the Loan Documents, however, Administrative Agent shall not exercise any such rights unreasonably; or

(e) Material Adverse Change, Insolvency, Default of Guarantor. If Guarantor cannot perform its obligations under the loan documents as determined by Administrative Agent in its reasonable discretion or if Guarantor shall (i) file a voluntary petition in bankruptcy or seek similar relief, (ii) make a general assignment for the benefit of creditors, (iii) be alleged to be insolvent or unable to pay its debts in any legal proceeding, or (iv) fail duly to observe on time any covenant, condition or agreement of this Agreement, the Guaranty Agreement or any other Loan Document. Notwithstanding the foregoing, if any of the events described in this Paragraph 14(e) occurs and within sixty (60) days of such event, (i) a new guarantor acceptable to Administrative Agent in its sole and absolute discretion is provided, or (ii) additional collateral in an amount determined by Administrative Agent exercising its reasonable discretion considering the construction and budget status of the project is provided, then this shall not be an Event of Default; or

(f) Letter of Credit. If Borrower does not deliver to Administrative Agent a duly authorized and executed replacement Letter of Credit, in form and content and from an institution acceptable to Administrative Agent in its sole discretion, at least fifteen (15) days prior to the expiration of the current Letter of Credit.

15. REMEDIES OF ADMINISTRATIVE AGENT. Upon an Event of Default and during the continuance thereof, which has not been cured within any applicable cure period, Administrative Agent may with the consent of, and shall at the direction of the Required Lenders, upon written notice to Borrower, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Law, equity or otherwise, including but not limited to:

(a) Cancel this Agreement;

(b) Commence an appropriate legal or equitable action to enforce performance of this Agreement;

(c) Accelerate the payment of the Note and the Loan and any other sums secured by the Deed to Secure Debt, apply all or any portion of the Equity Funds toward payment of the Loan, and commence appropriate legal and equitable action to foreclose the Deed to Secure Debt and collect all such amounts due Administrative Agent;

(d) Exercise all rights under the Agreement with the Contractor, or employ others to complete the construction, and thereafter lease or let the Premises; and take such action as may be reasonable to preserve and protect the Premises and any construction materials stored thereon; or

(e) Exercise any other rights or remedies Administrative Agent may have under the Deed to Secure Debt or other Loan Documents referred to in this Agreement or executed in connection with the Loan or which may be available under applicable law.

(f) Exercise any rights and remedies under the Letter of Credit, including drawing on the Letter of Credit held by Administrative Agent.

16. GENERAL TERMS. The following shall be applicable throughout the period of this Agreement or thereafter as provided herein:

(a) Rights of Third Parties. All conditions of the Administrative Agent hereunder are imposed solely and exclusively for the benefit of Administrative Agent and its successors and assigns, and no other person shall have standing to require satisfaction of such conditions or be entitled to assume that Administrative Agent will make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of this Agreement or the Loan Documents, any provisions of which may be freely waived in whole or in part by the Administrative Agent at any time if, in its sole discretion, it deems it desirable to do so. In particular, Administrative Agent makes no representations and assumes no duties or obligations as to third parties concerning the quality of the construction by Borrower of the Improvements or the absence therefrom of defects.

(b) Borrower is not Administrative Agent’s Agent. Nothing in this Agreement, the Note, the Deed to Secure Debt or any other Loan document shall be construed to make the Borrower the Administrative Agent’s agent for any purpose whatsoever, or the Borrower and Administrative Agent partners, or joint or co-venturers, and the relationship of the parties shall, at all times, be that of debtor and creditor.

(c) Administrative Agent Not Liable for Damage or Loss. All inspections and other services rendered by or on behalf of Administrative Agent shall be rendered solely for the protection and benefit of the Administrative Agent. Neither Borrower nor other third persons shall be entitled to claim any loss or damage against the Administrative Agent or against its agents or employees for failure to properly discharge their duties.

(d) Administrative Agent Not Obligated to Insure Proper Disbursement of Funds to Third Parties. Nothing contained in this Agreement, or any Loan Documents, shall impose upon Administrative Agent any independent obligation to oversee the proper use or application of any disbursements and advances of funds made pursuant to the Loan.

(e) Indemnification from Third Party Claims. Borrower shall indemnify Administrative Agent from any liability, claims or losses resulting from the disbursement of the Loan proceeds or from the condition of the Premises, whether related to the quality of construction or otherwise, and whether arising during or after the term of the Loan, except to the extent the same arise from or are as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender or the directors, officers, shareholders, employees or agents thereof. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims, or losses exists.

(f) Rights of Subcontractors, Laborers and Materialmen. In no event shall this Agreement be construed to make Administrative Agent, Title Company or any agent of Administrative Agent liable to any subcontractors, labormen, materialmen, craftsmen, or others for labor, materials, or services delivered to the Premises or goods specially fabricated for incorporation therein, or for debts or claims accruing or arising to such persons or parties against Borrower. It is distinctly understood and agreed that there is no relation of any type whatsoever, contractual or otherwise, either express or implied, between Administrative Agent and any materialman, subcontractor, craftsman, laborer or any other person or entity supplying any labor, materials or services to the Premises or specially fabricating goods to be incorporated therein. No such persons or entities are intended to be third party beneficiaries of this Agreement or any document or instrument related to the Loan or to have any claim or claims in or to any undisbursed or retained Loan proceeds.

(g) Evidence of Satisfaction of Conditions. Administrative Agent shall, at all times, be free independently to establish to its good faith and satisfaction, and in its absolute discretion, the existence or nonexistence of a fact or facts which are disclosed in documents or other evidence required by the terms of this Agreement.

(h) Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and shall not limit or otherwise affect any of the terms hereof.

(i) Invalid Provisions to Affect No Others. If performance of any provision hereof or any transaction related hereto is limited by law, then the obligation to be performed shall be reduced accordingly; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

(j) Application of Interest to Reduce Principal Sums Due. In the event that any charge, interest or late charge is above the maximum rate provided by law, then any excess amount over the lawful rate shall be applied by Administrative Agent to reduce the principal sum of the Loan or any other amounts due Administrative Agent hereunder.

(k) Governing Law. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement.

(l) Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the others and shall apply jointly and severally.

(m) Prior Agreement. To the extent necessary, this Agreement shall be deemed to be an amendment to any prior loan agreement between Borrower and Administrative Agent, and in the event of a conflict between the terms of this Agreement and of any such prior agreement, the terms of this Agreement shall govern.

(n) Waiver. If Administrative Agent shall waive any provisions of the Loan Documents, or shall fail to enforce any of the conditions or provisions of this Agreement, such waiver shall not be deemed to be a continuing waiver and shall never be construed as such; and Administrative Agent shall thereafter have the right to insist upon the enforcement of such conditions or provisions. Furthermore, no provision of this Agreement shall be amended, waived, modified, discharged or terminated, except by instrument in writing signed by the parties hereto.

(o) Notices. All notices from the Borrower to Administrative Agent and Administrative Agent to Borrower required or permitted by any provision of this Agreement shall be in writing and sent by registered or certified mail and addressed as follows:

TO BORROWER:	GGT LMI CITY WALK GA, LLC 700 NW 107TH Avenue, Suite 400 Miami, FL 33172
ATTN:

With a copy to:	LMI City Walk Investor, LLC 700 NW 107TH Avenue, Suite 400 Miami, FL 33172
ATTN:

And a copy to:	Lennar Multifamily Communities, LLC 201 South Tryon, Suite 1050 Charlotte, NC 28202 Attention: Christopher Cassidy

And a copy to:	GGT City Walk Holdings, LLC 450 South Orange Avenue Orlando, Florida 32801 Attention: Holly J. Greer, Esq.

And a copy to:	Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway, Suite 1800 Atlanta, Georgia 30339 Attention: Greg A. Randall, Esq.

TO LENDER:	Regions Bank 100 North Tampa Street Suite 3400 Tampa, Florida 33602 Attention: Jeffery Cash

And a copy to:	Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, Florida 33602 Attention: Thomas M. Little, Esquire

Such addresses may be changed by such notice to the other party. Notice given as hereinabove provided shall be deemed given on the date of its deposit with a national overnight courier service for next day delivery or in the United States Mail and, unless sooner received, shall be deemed received by the party to whom it is addressed on the third calendar day following the date on which said notice is deposited in the mail, or if a national overnight courier system is used, on the day after said notice is deposited with such courier for overnight delivery.

(p) Successors and Assigns. Subject to the provisions of Section 13 (v), this Agreement shall inure to the benefit of and be binding on the parties hereto and their heirs, legal representatives, successors and assigns; but nothing herein shall authorize the assignment hereof by the Borrower.

(q) WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT ENTERING INTO THIS AGREEMENT.

(r) Confidentiality. Administrative Agent agrees to keep confidential all information provided to it by Borrower or Guarantor pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent from disclosing any such information (a) to its affiliates, (b) subject to an agreement to comply with the provisions of this section, to any actual or prospective transferee (including any proposed participants or syndicates), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any governmental authority or pursuant to any audit, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about Administrative Agent’s investment portfolio in connection with ratings issued with respect to Administrative Agent, (i) in connection with the exercise of any remedy hereunder or (j) if agreed by Borrower in its sole discretion, to any other person.

(s) Attorneys’ Fees. Whenever in this Agreement or in any of the other Loan Documents Borrower or Guarantor is obligated to pay the legal fees and expenses of Administrative Agent’s counsel, such obligation shall mean and refer to the actual attorney’s fees charged by Administrative Agent’s counsel based upon the attorney’s normal hourly rate and the number of hours worked, and not the attorney’s fees statutorily defined in O.C.G.A. § 13-1-11.

(t) Amendments. Neither this Loan Agreement nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, modification or termination is sought. Notwithstanding the foregoing, Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Exhibit E or as to any other matter in the Loan Documents respecting payments between or among Administrative Agent and Lenders or the required number of the Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect; provided however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by Administrative Agent and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further however, no such amendment, waiver or consent shall:

(i) increase the Loan, without the written consent of each Lender;

(ii) decrease the Loan, except as otherwise permitted herein, without the written consent of each Lender;

(iii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to this Agreement), without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);

(iv) decrease the Commitment of any Lender (or reinstate any Commitment terminated pursuant to this Agreement), except as otherwise permitted herein, without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);

(v) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(vi) reduce the principal of, or the rate of interest specified herein on, any portion of the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that the Administrative Agent may waive any obligation of the Borrower to pay interest at the Past Due Rate and/or late charges for periods of up to thirty days, and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Past Due Rate or late charges thereafter, or to amend the definition of “Past Due Rate” or “late charges”;

(vii) change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;

(viii) change the definition of “Pro Rata Share” or “Required Lender” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(ix) amend this Section, or Exhibit “E-12(c)”, without the written consent of each Lender;

(x) amend or release the liability of Borrower or any existing Guarantor with respect to the Indebtedness, without the written consent of each Lender;

(xi) permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or

(xii) transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any Loan collateral except as permitted in Exhibit “E-10”, without the written consent of each Lender; and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.

This Agreement shall continue in full force and effect until the Indebtedness is paid in full and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnitees, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower and Administrative Agent have caused this Agreement to be executed on November 15, 2013.

BORROWER:

GGT LMI CITY WALK GA, LLC,
a Delaware limited liability company

By:	LMI City Walk Investor, LLC, a Delaware limited liability company, its Operating Member

	By:	Lennar Multifamily Communities, LLC, a Delaware limited liability company, its sole member

	By:	/S/ Christopher Cassidy	[SEAL]
Christopher Cassidy
its Vice President

[ADDITIONAL SIGNATURE PAGES FOLLOW]

“Administrative Agent”:

REGIONS BANK, an Alabama banking corporation

By:	/S/ Karen Brand
Name:	Karen Brand
Title:	Vice President

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

EXHIBIT A

Legal Description

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “B”

Use of Proceeds

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “C”

Assignment and Assumption

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “D”

Schedule of Lenders

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “E”

Certain Provisions Relating to Administration of Syndicated Loan

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “F”

Payment and Performance Bonds for Material Contracts

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “G”

Administrative Agent’s Draw Request Forms

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “H”

Debt Service Coverage Ratio Calculation

[Omitted as not necessary to an understanding of the Agreement]